Exhibit 10.1

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission

MERGER AGREEMENT

by and among

SHAPE PHARMACEUTICALS, INC.

TETRALOGIC PHARMACEUTICALS CORPORATION,

TLOG ACQUISITION SUB, INC.,

and

AUGUSTINE LAWLOR

as

HOLDER REPRESENTATIVE,

April 7, 2014

		Page

10.9	Binding Effect; Assignment	71

10.10	Non-Recourse	72

10.11	Disclosure in Schedules	72

10.12	Parent Guaranty	72

10.13	Role of Bingham McCutchen LLP	72

10.14	Counterparts	72

Annexes

Annex A - Milestones

Annex B — Clinical Study Synopsis

Annex C — Board of Directors and Officers of Surviving Corporation

Exhibits

Exhibit A — Written Consent of the Stockholders

Exhibit B — Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C — Form of Letter of Transmittal

Exhibit D — Form of Option Cancellation Agreement

v

MERGER AGREEMENT

This MERGER AGREEMENT, dated as of April 7, 2014 (this “Agreement”), by and among (i) TetraLogic Pharmaceuticals Corporation, a Delaware corporation (“Parent”), (ii) TLOG Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) Shape Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and (iv) Augustine Lawlor, solely in his capacity as Holder Representative (the “Holder Representative”).

RECITALS:

A.                                    Parent, Merger Sub and the Company intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B.                                    The board of directors of the Company (the “Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other Transactions, and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the Transactions (collectively, the “Company Board Approval”).

C.                                    The boards of directors of each of Parent and Merger Sub have approved this Agreement, the Merger and the other Transactions, and determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, each such company and its respective stockholders.

D.                                    Within ten (10) Business Days following the execution of this Agreement, the Stockholders will have executed and delivered a written consent substantially in the form attached hereto as Exhibit A, which shall, among other things, approve this Agreement and the Transactions, including the Merger (“Written Consent”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accountant” is defined in Section 3.5.

“Actual Closing Date Net Free Cash Amount” is defined in Section 3.7(b)(ii).

“Actual Unpaid Company Transaction Expenses” is defined in Section 3.7(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such

Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Amended Company Schedules” is defined in Section 6.9.

“API Patents” means the active pharmaceutical ingredient patents and patent applications included among the Company Intellectual Property.

“Arbiter” is defined in Section 3.7(b)(iii).

“Balance Sheet” is defined in Section 4.7(a).

“Balance Sheet Date” is defined in Section 4.7(a).

“Balance Sheet Liabilities” means, as of the date of determination, all “current liabilities” that would be reflected on a balance sheet of the Company prepared as of the date of determination in accordance with GAAP (for the avoidance of doubt, not including the any Closing Indebtedness, whether current or not).

“Base Price” is defined in Section 3.1(a).

“Board” is defined in Recital B.

“Business” means the business and operation of the Company and its Subsidiaries as operated by the Company and its Subsidiaries as of the Closing Date.

“Business Day” means any day of the year on which national banking institutions in Boston, Massachusetts, are open to the public for conducting business and are not required or authorized to close.

“Certificate of Merger” is defined in Section 2.2.

“Clinical Study Synopsis” means the Clinical Study Synopsis attached to this Agreement as Annex B.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Net Free Cash Amount Statement” is defined in Section 3.7(b)(ii).

“Closing Date Unpaid Company Transaction Expenses Statement” is defined in Section 3.7(b)(ii).

“Closing Indebtedness” is defined in Section 3.6(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialize”, “Commercialized” “Commercialization” and words of similar import mean any and all activities directed to the offering for sale or sale of a pharmaceutical product, including activities relating to marketing, promotion, distributing, manufacturing commercial supplies, importing, exporting, selling and offering to sell a pharmaceutical product.  For clarity, Commercialization activities shall also include planning and implementation, booking of sales and pricing and reimbursement activities and sublicensing.

“Company” is defined in the preamble.

“Company Accounting Methodologies” is defined in Section 3.7(a).

“Company Board Approval” is defined in Recital B.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Documents” is defined in Section 4.2.

“Company Employee Plans” is defined in Section 4.15(a).

“Company Fundamental Representations” is defined in Section 8.1.

“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company.

“Company Material Adverse Effect” means any change, event, effect or development that (i) has, or is reasonably likely to have, a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the Business, or (ii) prevents or materially impedes the ability of the Company to consummate the Transactions; provided, however, that none of the following, or any change, event, circumstance or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a)                                 changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that such changes affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company);

(b)                                 changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or its Subsidiaries operate (except to the extent that such changes affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company);

(c)                                  general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that such conditions affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company);

(d)                                 the announcement or pendency of this Agreement or the Transactions (it being understood that this clause (d) shall not apply with respect to the representation set forth in Section 4.3(a), any public communication by Parent regarding this Agreement or the Transactions or any public communication by the Company that is permitted under this Agreement or is otherwise approved by Parent);

(e)                                  changes in GAAP or the interpretation thereof (except to the extent that such changes affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company); and

(f)                                   acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Execution Date (except to the extent that such acts affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company).

“Company Materials” means all clinical trial materials, raw materials, molecules, compounds, products, product candidates, and other items developed, manufactured, processed, sold, offered for sale, imported or exported by or on behalf of the Company.

“Company Option Plan” is defined in Section 3.8(a).

“Company Options” is defined in Section 4.4(a).

“Company Permits” is defined in Section 4.20.

“Company Preferred Stock” means the Series A Convertible Redeemable Company Preferred Stock and the Series B Convertible Redeemable Company Preferred Stock, collectively.

“Company Recommendation” is defined in Section 6.13.

“Company Schedules” is defined in Article IV.

“Confidential Information” is defined in Section 6.1.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, certificate, exemption, Order, registration, declaration, filing, report, notice or exception with, to or from any Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking or obligation, whether written or oral, provided that in the case of any such commitment or other arrangement, understanding, undertaking or obligation, which commitment or other arrangement, understanding, undertaking or obligation is legally binding and enforceable.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Company is a party.

“Contractors” is defined in 4.16(c).

“Copyrights” is defined in Section 4.13(a).

“CTCL” means cutaneous T cell lymphoma.

“Debarred” is defined in Section 4.18(b).

“Deductible” is defined in Section 8.4(a).

“Default” means, with respect to a Contract, Order, Law, Employee Benefit Plan, organizational document or other instrument or agreement, (i) a violation, breach or default, (ii) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would constitute a violation, breach or default, or (iii) the occurrence of an event, that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment).

“Develop”, “Developed”, “Development” and words of similar import mean drug development activities, including test method development and stability testing, assay development and audit development, toxic formulation, clinical manufacture, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of regulatory filings and approvals.

“Development Plan” is defined in Section 3.2(c)(ii).

“DGCL” is defined in Recital A.

“Dissenting Shares” is defined in Section 3.10(a).

“Earn-Out Payments” is defined in Section 3.3(a).

“Earn-Out Term” means that period of time beginning on the Effective Date and continuing in full force and effect until expiration of the last to expire Valid Claim.

“Effective Time” is defined in Section 2.2.

“EMEA” means the European Medicines Agency.

“Employee Benefit Plans” is defined in Section 4.15(a).

“Employees” means all Persons employed by the Company on a full or part-time basis, whether on active status or on leaves of absence.

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities, Remedial Actions, losses, damages (including punitive damages and consequential damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or requirement under Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of or requirement under Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to pollution, the protection of human health and safety, the environment, the preservation or restoration of natural resources, the environmental content of raw materials, constituents, compounds, goods or products, or the protection of worker health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Atomic Energy Act (42 U.S.C. § 2011 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all similar Laws of any Governmental Body with jurisdiction over the Company, its Business, the Company Materials or the Company’s facilities, as each has been or may be amended.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business or for any Company Materials.

“Equityholder” means, as applicable, (i) a Stockholder, or (ii) a holder of Company Options if and to the extent that such Company Options entitle such holder to receive a portion of the Initial Purchase Price or any portion of any Future Payments pursuant to, and in accordance with, this Agreement.

“Equityholder Indemnified Parties” is defined in Section 8.2(b).

“ERISA” is defined in Section 4.15(a).

“ERISA Affiliate” is defined in Section 4.15(a).

“Estimated Closing Date Net Free Cash Amount” is defined in Section 3.7(a).

“Estimated Unpaid Company Transaction Expenses” is defined in Section 3.7(a).

“Execution Date” is defined in Section 6.9.

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the Federal Food, Drug and Cosmetic Act, as amended.

“FDA Ethics Policy” is defined in Section 4.18(i).

“Financial Statements” is defined in Section 4.7(a).

“First Commercial Sale” means, on a Product-by-Product basis, the first sale of a Product by an Invoicing Entity or sublicensee to a third party for end use or consumption of such Product.

“Free Cash” means (a) all cash and cash equivalents held by the Company, including the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less (i) the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP, and (ii) the amount of invoices that are unpaid and overdue immediately after Closing (where “overdue” means not paid after ninety (90) calendar days from the date of invoice); (b) all accounts receivable of the Company outstanding as of the Closing Date and (c) and as of the date of determination, all “current assets” that would be reflected on a balance sheet of the Company prepared as of the date of determination in accordance with GAAP.

“Free Cash Excess” is defined in Section 3.7(b)(iv)(A).

“Free Cash Shortfall” is defined in Section 3.7(b)(iv)(A).

“Future Payments” means the Purchase Price Adjustment Payments, the Milestone Payments, the Earn-Out Payments and the Sublicense Payments.

“Future Payment Allocation Schedule” is defined in Section 3.6(a)(iii).

“GAAP” means generally accepted accounting principles as applied in the United States, consistently applied and maintained throughout the applicable periods.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Harvard/DFCI Agreement” is defined in Section 6.10(c).

“Hazardous Material” means any chemical, substance, material or waste, whether solid, gaseous or liquid, that (a) is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) may pose a present or potential hazard to human health or the environment when improperly handled, Released, treated, stored, transported or otherwise managed, including source material, by-product material, and special nuclear material, mixed wastes, explosive, medical or biohazardous materials or wastes, petroleum and its by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Holder Representative” is defined in the Preamble.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any

Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Initial Development Plan” is defined in Section 3.2(c)(iii).

“Initial Payment Allocation Schedule” is defined in Section 3.6(a).

“Initial Purchase Price” is defined in 3.1.

“Insurance Policies” is defined in Section 4.23.

“Intellectual Property” is defined in Section 4.13(a).

“Invoicing Entity” is defined in Section 1.1 in the definition of “Net Sales.”

“IRS” means the Internal Revenue Service.

“Key Product Candidate” means SHP-141.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge (i) after such inquiries as would be deemed reasonable and appropriate in the prudent management of the Business, of any of the officers and directors of such Person and its subsidiaries, if such Person is an entity, and (ii) of such Person, if such Person is an individual.

“Law” means any foreign, federal, state, provincial or local law (including common law), statute, code, ordinance, rule, regulation or guidance having the binding effect of law, Order or other requirement of a Government Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Letter of Transmittal” is defined in Section 3.6(a)(ii).

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation on transfer whatsoever.

“LLS Agreement” is defined in Section 6.10(c).

“Loss” or “Losses” means any and all Liabilities, Encumbrances, penalties, fines, settlements, or Claims, including reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs in connection with any of the foregoing (including any costs of defense incurred by an Indemnified Party in the event it is required or entitled to defend a Third Party Claim under Section 8.3, incurred by a Person in connection with such fact, event or circumstance, including any such Loss Event), including any of the foregoing arising out of events, facts or circumstances that have occurred on or prior to the Closing Date, even though the Claim in connection with such events, facts or circumstances may not be filed or come to light until after the Closing Date; provided, however, that except in the case of any Third Party Claims, Losses relating to any breach shall not include any damages based on speculative damages, special damages, lost profits, consequential damages and/or punitive damages, in each case, that are not the reasonably foreseeable consequence of such breach.

“Loss Event” means any fact, event or circumstance which has resulted in or is reasonably likely to result in a Loss or a Third Party Claim.

“Material Contracts” is defined in Section 4.14(a).

“Merger” is defined in Recital A.

“Merger Clearance Laws” is defined in Section 5.2.

“Merger Consideration” is defined in Section 2.6(a).

“Merger Sub” is defined in the Preamble.

“Milestones” means the US Milestones and ROW Milestones, collectively.

“Milestone Activities” means the research, development, regulatory, manufacturing, selling and Commercialization activities necessary to achieve the Milestones.

“Milestone Payment” has the meaning set forth in Annex A.

“Milestone Report” is defined in Section 3.2(f).

“Milestone Target Achievement Date” is defined in Section 3.2(c)(ii).

“Net Free Cash” means, as of the date of determination, the difference between (a) the Free Cash of the Company, and (b) the Balance Sheet Liabilities of the Company.

“Net Sales” means the gross amount billed or invoiced by Parent or the Surviving Corporation, any of their respective Affiliates, licensees or sublicensees, or on behalf of any such entities (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Products, less the following to the extent applicable on such sales, leases or other transfers of Products and not previously deducted from the gross invoice price:  (a) customary trade, quantity, cash or other actual discounts or rebates to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Products; (c) customer freight, insurance and handling charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided, that:

(a)                                 in any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such affiliate, Net Sales shall be equal to the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

(b)                                 in the event that an Invoicing Entity receives non-cash consideration for any Products or in the case of transactions not at arm’s length with a non-affiliate of Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Products by an Invoicing Entity to its Affiliate, licensees or sublicensees for resale by such Affiliate, licensee or sublicensee shall not be deemed Net Sales.  Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate, licensee or sublicensee on resale of Products to a third party purchaser.  Net Sales shall not be generated on the supply of Products by an Invoicing Entity for use in clinical trials or compassionate use programs or as samples.

“Option Cancellation Agreement” is defined in Section 3.8(b).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice.

“Parent” is defined in the Preamble.

“Parent Documents” is defined in Section 5.2.

“Parent Fundamental Representations” is defined in Section 8.1.

“Parent Indemnified Parties” is defined in Section 8.2(a).

“Parent Material Adverse Effect” means any change, event, effect or development that (i) has, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of Parent or Merger Sub, or (ii) prevents or materially impedes the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that none of the following, or any change, event, circumstance or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Parent Material Adverse Effect:

(c)                                  changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that such changes affect Parent or its business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent);

(d)                                 changes in general legal, tax, regulatory, political or business conditions in the countries in which Parent operates (except to the extent that such changes affect Parent or its business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent);

(e)                                  general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that such conditions affect Parent or its business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent);

(f)                                   changes in GAAP or the interpretation thereof (except to the extent that such changes affect Parent or its business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent); and

(g)                                  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Execution Date (except to the extent that such acts affect Parent and its business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent).

“Patents” is defined in Section 4.13(a).

“Permits” means any approvals, authorizations, consents, licenses, permits, exemptions or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Parent; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided that an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the Business and that are not resulting from a Default by the Company or any of its Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated in any material respect; (v) liens or other encumbrances set forth on Schedule 1.1, (vi) liens for purchase money indebtedness; (vii) minor imperfections of title, none of which imperfections, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company; (viii) any right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other restriction or limitation on transfer whatsoever that, in each case, will expire, terminate or be terminated at or prior to the Closing; and (ix) any restrictions on transfer imposed on the Shares under applicable federal and state securities laws.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Phase II Study” is defined in Section 3.2(c)(i).

“Phase II Study Deadline” is defined in 3.2(c)(i).

“Phase III Study” is defined in Section 3.2(g).

“Phase III Study Deadline” is defined in Section 3.2(g).

“Phase III Study Formulation” is defined in Section 3.2(g).

“Pre-Closing Tax Period” means any Tax Period (and that portion of any Straddle Period) ending on or before the Closing Date.

“Prime Rate” means the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time in effect.

“Privacy Laws” is defined in Section 4.18(m).

“Privacy Policies” is defined in Section 4.18(m).

“Product” shall mean any product, the manufacture, use, sale, marketing or importation of which falls within the scope of or is otherwise covered by a Valid Claim, including the Key Product Candidate.

“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing Law.

“Purchase Price Adjustment Payments” is defined in Section 3.7(b)(iv)(B).

“Related Documents” means the Company Documents, the Seller Documents and any other documents or agreements delivered together with or related to this Agreement, the Company Documents or the Seller Documents.

“Related Persons” is defined in Section 4.22.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata), or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) respond to or correct a condition of noncompliance with Environmental Laws.

“Representatives” is defined in Section 4.18(b).

“ROW Milestones” has the meaning set forth in Annex A.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 6.10 Indemnified Persons” is defined in Section 6.10.

“Series A Convertible Redeemable Company Preferred Stock” means the Series A Convertible Redeemable Company Preferred Stock of the Company, par value $0.001 per share.

“Series B Convertible Redeemable Company Preferred Stock” means the Series B Convertible Redeemable Company Preferred Stock of the Company, par value $0.001 per share.

“Shares” means shares of the Company Capital Stock.

“Stockholder Approval” means, promptly following the execution of this Agreement, the affirmative vote of the Stockholders necessary to approve this Agreement and the Merger in accordance with the applicable provisions of the Company’s organizational documents and the DGCL, which shall be evidenced by execution of the Written Consent.

“Stockholders” means the holders of the Shares.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Sublicense Agreement” means any license agreement, sublicense agreement or other agreement pursuant to which Parent, the Surviving Corporation or any of their respective Affiliates transfers or grants to any third party the right (pursuant to any license, sublicense or other transfer of Company Intellectual Property) to Develop or Commercialize any Company Intellectual Property other than vendors working on behalf of Parent, the Surviving Corporation of any of their Affiliates such as contract research organizations and contract manufacturing organizations.

“Sublicense Income” means payments actually received by Parent, the Surviving Corporation or any of their respective Affiliates under a Sublicense Agreement other than:  (i) royalties received by Parent, the Surviving Corporation or any of their respective Affiliates based on Net Sales; (ii) milestone payments that correspond to any of the Milestones related to the Harvard/DFCI Agreement, but only up to the amount of the corresponding Milestone Payment to the extent actually paid to the Equityholders pursuant to this Agreement (with any amount in excess thereof not excluded by this clause (ii)); (iii) amounts paid by Parent, the Surviving Corporation or any of their respective Affiliates under the Harvard/DFCI Agreement related to the milestone payments referred to in clause (ii) above; (iv) amounts received in respect of bona fide research and development activities performed by or on behalf of Parent, the Surviving Corporation or any of their respective Affiliates; (v) reimbursement of pass-through or out-of-pocket expenses; (vi) fees received for the supply of active pharmaceutical product or Product by or on behalf of Parent, the Surviving Corporation or any of their respective Affiliates capped at Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ fully burdened cost of such supply; or (vi) loans to, or amounts paid for debt or equity securities of, Parent, the Surviving Corporation or any of their respective Affiliates at arms-length pricing.  In the event that Parent, the Surviving Corporation or any of their respective Affiliates receives non-cash consideration in connection with a Sublicense Agreement or in the case of transactions not at arm’s length, Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

“Sublicense Payments” is defined in Section 3.4(a).

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Surviving Corporation” is defined in Section 2.1.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Claim” is defined in Section 6.8(c).

“Tax Contest” is defined in Section 6.8(b).

“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, including Form TD F 90-22.1, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of their Affiliates.

“Termination Date” is defined in Section 9.1(a).

“Third Party” means any Person other than Parent, Merger Sub, the Company, the Holder Representative, or an Affiliate of any of the foregoing.

“Third Party Claim” means any Claim asserted by a Third Party that is based on facts, events or circumstances that would result or would reasonably be likely to result in an Indemnified Party incurring a Loss which, assuming such Claim is bona fide, would be or would reasonably be likely to be an indemnifiable Losses under Article VIII.

“Trademarks” is defined in Section 4.13(a).

“Transaction Expense Shortfall” is defined in Section 3.7(b)(iv)(B).

“Transaction Expense Excess” is defined in Section 3.7(b)(iv)(B).

“Transactions” is defined in Section 2.2.

“Transfer Taxes” is defined in Section 6.8(d).

“Unpaid Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all documented out-of-pocket fees and expenses, reasonably incurred by or on behalf of and paid or to be paid by, the Company in connection with the process of consummating the Merger or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transactions, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, Consents or approvals of any Governmental Body or third parties on behalf of the Company at any time on or prior to the Closing, and (b) fees and expenses of counsel, accountants, and auditors; provided that, the definition of “Unpaid Company Transaction Expenses” shall not include (i) any such fees, expenses, bonuses or payments that have been or are paid by the Company at or prior to the Closing, and (ii) any such fees, expenses, or payments that are included in the definition of “Balance Sheet Liabilities” as of the date of determination, (iii) any brokers’ or finders’ fees, or (iv) any sale or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the Transactions.

“US Milestones” has the meaning set forth in Annex A.

“Valid Claim” means:  (a) a claim of an issued and unexpired patent within the API Patents that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned, or (iv) lost through an interference proceeding; or (b) a pending claim of a pending patent application within the API Patents that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not been pending for more than five (5) years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes a claim of an issued patent).

“WARN” is defined in Section 4.16(e).

“Written Consent” is defined in Recital D.

1.2                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.  Subject to Section 10.11 hereof, the Schedules are numbered to correspond to the various Sections and subsections of this Agreement setting forth certain exceptions to the representations and warranties contained in this Agreement and certain other information called for by this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1                               The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”.

2.2                               Closing and Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Documents (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), remotely via the exchange of documents and signatures, unless another place or time is agreed to by Parent and the Company.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

2.3                               Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

2.4                               Certificate of Incorporation; By-laws.

(a)                                 At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit B until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b)                                 At the Effective Time, the By-laws of Merger Sub shall become the By-laws of the Surviving Corporation until thereafter amended.

2.5                               Directors and Officers. The members of the Board of Directors and officers of the Surviving Corporation at and immediately after the Effective Time shall be as set forth on Annex C, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such applicable director’s or officer’s successor is duly elected or appointed and qualified.

2.6                               Merger Consideration; Effect on Company Capital Stock; Merger Sub Capital Stock.

(a)                                 Merger Consideration.  The maximum aggregate consideration in the Merger, payable by Parent and Merger Sub in accordance with terms and conditions set forth in this Agreement, including those set forth in Article III, to the Equityholders shall be:  (i) Thirteen Million Dollars ($13,000,000) in cash, subject to adjustment as set forth in Article III, plus (ii) those certain Future Payments (collectively, the “Merger Consideration”).

(b)                                 Effect on Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders:

(i)                                     each share of Company Capital Stock held in the treasury of the Company at the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

(ii)                                  each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(b)(i) and any Dissenting Shares) shall be converted into the right to receive its applicable portion of the Merger Consideration in each case, in amounts equal to the amounts contemplated by the provisions of the Company’ Certificate of Incorporation, as in effect immediately prior to the Effective Time, governing distributions to Stockholders upon a liquidation of Company, upon the terms and subject to the conditions set forth in this Agreement, including the indemnification provisions set forth in Article VIII, in each case after giving effect to the payments payable to the holders of Company Options pursuant to Section 3.8, in each case, as set forth in the Initial Payment Allocation Schedule and Future Payment Allocation Schedule, as applicable; and

(iii)                               At the Closing, the Company shall deliver or cause each of the Stockholders to deliver, as applicable, to Parent either an (A) original stock certificate, or (B) affidavit of lost stock certificate in form and substance reasonably acceptable to Parent, which collectively represent all of the then issued and outstanding Shares.  All original stock certificates delivered pursuant to the foregoing sentence shall be cancelled.

(c)                                  Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)                                 No Further Ownership Rights in Company Capital Stock.  The Initial Purchase Price paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged or extinguished as provided in this Article II.

2.7                               Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.

PURCHASE PRICE; MILESTONES; FUTURE PAYMENTS; ADJUSTMENTS

3.1                               Preliminary Cash Purchase Price. Subject to adjustment as provided in Section 3.7, the portion of the Merger Consideration to be paid by Parent at the Closing, shall be an amount in cash, in immediately available funds, equal to the sum of (such amount, the “Initial Purchase Price”):

(a)                                 Thirteen Million Dollars ($13,000,000) (the “Base Price”); minus

(b)                                 the amount of any Closing Indebtedness (if any); minus

(c)                                  the Estimated Unpaid Company Transaction Expenses (if any); and minus

(d)                                 the amount, if any, by which the Estimated Closing Date Net Free Cash Amount is less than $250,000.

Upon payment of the Initial Purchase Price in accordance with the terms and conditions of this Article III, Parent, Merger Sub and the Surviving Corporation shall be fully released and discharged of any obligation with respect to any Equityholder, except for Future Payments and indemnification obligations under Article VIII, if any.

3.2                               Milestones. As additional consideration, Parent shall make Milestone Payments on the terms and subject to the conditions set forth in this Section 3.2, Section 3.6, Section 8.5 and Annex A.

(a)                                 Milestones Generally.  The parties acknowledge and agree that achievement of the Milestones are material factors in determining the valuation of the Company by Parent.  Therefore, the Equityholders shall have no right to receive any portion of any Milestone Payment unless and until the corresponding Milestone is achieved as determined pursuant to this Section 3.2 or otherwise becomes due and payable as provided in Section 3.2(b).  Similarly, the parties acknowledge and agree that achievement of the Milestones are material factors in the determination of the Company and the Equityholders to enter into this Agreement and approve the Merger and the Transactions.

(b)                                 Milestone Payments.  Promptly, and in any event within five (5) Business Days following a written notice by Parent to the Holder Representative that a Milestone has been achieved (such written notice shall be sent to the Holder Representative within thirty (30) days following the achievement of such Milestone), subject to Section 8.5, Parent shall make payment to the Equityholders of an amount equal to the corresponding Milestone Payment in accordance with the applicable Future Payment Allocation Schedule to be provided by the Holder Representative in accordance with Section 3.6(a)(iii).

(c)                                  Obligation to Pursue Milestone Activities and Achieve Milestones.

(i)                                     Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts, in accordance with industry custom and practice, to commence the clinical study contemplated by the Clinical Study Synopsis (the “Phase II Study”) no later than the last day of the month that is at least nine (9) months after the Closing Date (the “Phase II Study Deadline”).  Parent shall not be in breach of this Section 3.2(c)(i) if either (1) Parent is unable to acquire and distribute sufficient supply of the Product for use in the Phase II Study by the Phase II Study Deadline, (2) FDA recommends or requires additional toxicology studies prior to the commencement of the Phase II Study or (3) FDA places a clinical hold on the Phase II Study; provided that Parent shall continue to use commercially reasonable efforts to (a) in the case of clause (1), acquire and distribute sufficient supply (including, without limitation, sourcing from alternative suppliers), and (b) in the case of clauses (2) and (3), perform such additional toxicology studies or pursue reasonable and customary regulatory efforts to lift any clinical hold (including, without limitation, engaging special FDA counsel), in which case such nine (9)-month period and the Phase II Study Deadline shall be tolled during the period in which Parent is continuing to expend such commercially reasonable efforts, but in no event shall it be tolled longer than nine (9) months; provided, however, that such nine (9)-month tolling period shall be extended based on the number of days elapsed from the date of delivery of the Initial Development Plan by Parent to Holder Representative until the date of acceptance of such Initial Development Plan by Holder Representative pursuant to Section 3.2(c)(iii).  At such time as Parent is no longer expending commercially reasonable efforts to commence and complete the Phase II Study or the tolling period has terminated, whichever is earlier, Parent (or any applicable successor entity) shall assign and transfer all of the Company Intellectual Property (whether or not the Company Intellectual Property is then owned by the Surviving Corporation), to the Holder Representative (for the benefit of the Equityholders) for no consideration, on terms and conditions acceptable to the Holder Representative (in his sole discretion).  The parties hereby acknowledge and agree that time is of the essence with respect to this Section 3.2(c)(i).

(ii)                                  Without limiting the obligations of Parent under Section 3.2(c)(i) above, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts, in accordance with industry custom and practice, (x) to carry out and perform those Milestone Activities described in the Initial Development Plan, as updated and in effect from time to time pursuant to Section 3.2(c)(iii) (the “Development Plan”), within the timetables set forth in the Development Plan, (y) to carry out and perform any and all other Milestone Activities that are necessary or required for the achievement of each Milestone consistent with the exercise of such commercially reasonable efforts, and (z) to achieve each Milestone no later than the date specified next to such Milestone in Annex A under the caption “Milestone Target Achievement Date” (with respect to each Milestone, the “Milestone Target Achievement Date”) or as soon thereafter as reasonably possible consistent with the exercise of such commercially reasonable efforts.  For the purposes of this Section 3.2, “commercially reasonable efforts” shall mean a level of efforts and resources appropriate to carry out and perform the Milestone Activities applicable to each Milestone (including the research, development, manufacturing and regulatory activities described in the Development Plan with respect to each Milestone) and achieve each Milestone that is consistent with the efforts that a pharmaceutical company of similar size (on a consolidated basis)

as Parent would typically expend for a product in its drug development portfolio with similar commercial and profit potential, similar stage of development and similar level of risks.

(iii)                               On or prior to January 1 of each year during the period following the Closing and ending on the date on which the first NDA or equivalent regulatory filing has been accepted for the first Product by a regulatory authority in each of the US, EU and Japan, Parent shall, or shall cause the Surviving Corporation to, prepare and deliver to the Holder Representative the initial plan of Parent or the Surviving Corporation for the research, development, manufacturing and regulatory activities for the Product and commercially reasonable indications (in the case of the plan due on January 1, 2015, the “Initial Development Plan”, which Initial Development Plan shall be in form and substance reasonably acceptable to the Holder Representative, such acceptance not to be unreasonably withheld, conditioned or delayed) or an updated Development Plan (in the case of plans due after January 1, 2015) that implements changes or updates to the prior Development Plan or the Initial Development Plan, as the case may be, to reflect (1) changes in the research, development, manufacturing or regulatory activities previously being pursued by Parent, the Surviving Corporation or any of their respective licensees, sublicensees or Affiliates in order to achieve the Milestones, (2) changes in the timetable or timetables associated with the activities described in the foregoing clause (1), (3) new research, development, manufacturing or regulatory activities being pursued by Parent, the Surviving Corporation or any of their respective licensees, sublicensees or Affiliates in order to achieve the Milestones, and (4) the timetable or timetables associated with the activities described in the foregoing clause (3).  Each amended and updated Development Plan prepared and delivered pursuant to this Section 3.2(c)(iii) shall, at the least, (a) provide reasonably detailed description of the level of effort and resources that will be used or provided by Parent, the Surviving Corporation and their respective licensees, sublicensees or Affiliates during the next year period in pursuing the research, development, manufacturing or regulatory activities described in such amended and updated Development Plan, and (b) otherwise be consistent with the format of the Initial Development Plan and provide a level of detail with respect to the Milestone Activities set forth in such amended and updated Development Plan that is at least equal to the level of detail provided in the Initial Development Plan with respect to the Milestone Activities set forth in the Initial Development Plan. In the event that the anticipated date for the achievement of any Milestone is a date later than the applicable date set forth in the Milestone Target Achievement Date with respect to such Milestone, such amended and updated Development Plan shall set forth (x) such new anticipated date for the achievement of such Milestone and (y) the reasons for such Milestone not being achievable by the Milestone Target Achievement Date applicable to such Milestone.  Promptly following the delivery of the Initial Development Plan and each amended and updated Development Plan pursuant to this Section 3.2(c)(iii), Parent and the Surviving Corporation, at a mutually agreeable time and location, but in any event no later than twenty (20) Business Days, shall afford the Holder Representative access to knowledgeable, senior-level representatives of Parent and the Surviving Corporation to review and discuss such amended and updated Development Plan.  Parent, the Surviving Corporation and Holder Representative shall discuss in good faith the appropriateness of the changes and updates reflected in each amended and updated Development Plan in place delivered pursuant to this Section 3.2(c)(ii), any effect that they may have on the achievement of the Milestones or the timetable for such achievement and alternative approaches, consistent with Parent’s obligation under Section 3.2(c)(ii), that may have less of an impact on the achievement of the Milestones or the timetable for such achievement. Each of Parent and the Surviving Corporation shall consider in good faith the suggestions and input provided by the Holder Representative pursuant to this Section 3.2(c)(ii), and, if appropriate in the good faith discretion of Parent and the Surviving Corporation, to the extent consistent with the terms of the then-current Development Plan, Parent shall revise any Development Plan in place to reflect such suggestions and input by the Holder Representative

(iv)                              Subject to the foregoing obligations set forth in this Section 3.2, from and after the Closing, Parent shall, in its sole and independent discretion (and at its sole cost and expense), manage and control the Milestone Activities with respect to the achievement of the Milestones.  Without limiting Parent’s obligations under this Section 3.2(c), Parent makes no representation, warranty or guarantee with respect to the actual achievement of any of the Milestones.

(v)                                 Nothing in this Agreement or the Development Plan shall require Parent, the Surviving Corporation or any of their Affiliates to engage in any activities to develop or commercialize any Product, either directly or through a licensee or sublicensee, for any indication whatsoever at any time or to any extent in countries outside of the U.S., EU and Japan, and any such development or commercialization activities shall only be undertaken in the sole discretion of Parent, the Surviving Corporation or any of their Affiliates.  In addition, neither Parent, the Surviving Corporation or any of their Affiliates shall be required to undertake or continue to develop or commercialize any Product for any indication in the EU and/or Japan, either directly or through a licensee or sublicensee, if in the reasonable exercise of its business judgment it determines in good faith that the incremental Earn-Out Payment costs to Parent arising as a result of the aggregation called for by Section 3.3(a), clause (x) below, as well as its other costs and expenses, the size or character of the available market, and/or other factors, make it commercially unreasonable to do.

(vi)                              Parent acknowledges and agrees that the covenants, agreements and obligations of Parent and the Surviving Corporation under this Section 3.2 are a material basis upon which the Company and the Equityholders have agreed to the terms of this Agreement.

(d)                                 Patent Prosecution.  Parent shall use its commercially reasonable efforts to diligently prosecute and/or maintain, or shall cause the Surviving Corporation to use commercially reasonable efforts to diligently prosecute and/or maintain, all Patents within Company Intellectual Property in the following countries: United States and any other countries of the world in which the Company was prosecuting any of such Patents prior to the Closing.  In no way limiting the foregoing sentence, Parent makes no representation, warranty or guarantee with respect to the issuance of any patent from any of the API Patents.

(e)                                  Licensing.  Any license, assignment or written agreement that licenses or assigns to a third party any rights to (i) the Key Product Candidate, (ii) any other compound or product in respect of which any of the Milestones has been, is to be, or is required to be, achieved or (iii) any Patent or other Company Intellectual Property, then Parent shall ensure, or shall cause the Company to ensure, as the case may be, that, as a condition to any such license or assignment, such third party shall have agreed in writing (x) to diligence and other obligations, covenants and efforts that are consistent with the diligence and other obligations, covenants and efforts of Parent and the Surviving Corporation set forth in this Section 3.2 and (y) either to assume Parent’s and/or the Surviving Corporation’s obligations under this Section 3.2 or to take such actions as may be required or necessary in order to enable Parent and/or the Surviving Corporation to comply with all of their obligations under this Section 3.2.

(f)                                   Milestone Reports.  Until the date on which the first NDA or equivalent regulatory filing has been accepted for the first Product by the regulatory authority in either the US, EU or Japan, on (i) February 1, and (ii) August 1 of each year (or, if such day is not a Business Day, then on the next successive Business Day), Parent shall, or shall cause the Surviving Corporation to, provide the Holder Representative with a written report for the prior six (6) months ended December 31 and June 30, respectively (or, if such day is not a Business Day, then on the next successive Business Day) (each, a “Milestone Report”), in each case, setting forth in summary form all material developments relating to the progress towards achieving the Milestones that may occur from time to time from Execution Date (in respect of the first report) and from the date of the preceding report (in respect of subsequent reports) in

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

connection with (1) the pre-clinical and clinical activities, developments and results, (2) regulatory activities and developments, and (3) pre-launch and launch planning and activities and sales performance, of the Key Product Candidate or any other compound or product in respect of which any of the Milestones has been, is to be, or is required to be, achieved.  Promptly following the delivery of each Milestone Report, Parent and the Surviving Corporation, at a mutually agreeable time and location, but in any event no later than twenty (20) Business Days, shall afford the Holder Representative access to a knowledgeable, senior-level representative of Parent or the Surviving Corporation to review and discuss the Milestone Report.

(g)                                  Phase III Study Deadline.  Parent and Merger Sub hereby covenant and agree that Parent will, or will cause the Surviving Corporation to, initiate a randomized Phase III clinical trial of the Key Product Candidate, which is designed to evaluate safety and therapeutic activity in accordance with the specifications set forth in the then-current Development Plan (the “Phase III Study”) no later than the date that is the last day of the month that is at least twelve (12) months after the date that final six (6) month efficacy data from the Phase II Study is made available to Parent or the Surviving Corporation (the “Phase III Study Deadline”).  The obligation of this Section 3.2(g) are contingent upon: (i) Parent being reasonably satisfied with the formulation of the Product to be used in the Phase III Study, based on a reasonableness standard consistent with industry custom and practice (the “Phase III Study Formulation”); (ii) Parent being able to acquire at a commercially reasonable cost and to distribute sufficient supply of the Phase III Study Formulation for use in the Phase III Study by the Phase III Study Deadline; (iii) Parent being reasonably satisfied that, based on the safety and efficacy profile of the Product based on all available data, it is commercially reasonable to continue development via the Phase III Study, based on a reasonableness standard consistent with industry custom and practice; (iv) FDA does not require additional studies beyond the Phase II Study and those set forth in the Development Plan identified as required to proceed with the Phase III Study; or (v) FDA not placing a clinical hold on the Phase III Study; provided that Parent shall continue to use commercially reasonable efforts to (A) in the case of clause (ii), acquire and distribute supply (including, without limitation, sourcing from alternative suppliers), (B) in the case of clause (iv), perform such additional studies, and (C) in the case of clause (v), pursue reasonable and customary regulatory efforts to lift any clinical hold (including, without limitation, engaging special FDA counsel), in which case the Phase II Study Deadline shall be tolled during the period in which Parent is continuing to expend such commercially reasonable efforts, but in no event shall it be tolled longer than twelve (12) months.  At such time as Parent is no longer expending commercially reasonable efforts to initiate the Phase III Study or the tolling period has terminated, whichever is earlier, Parent (or any applicable successor entity) shall assign and transfer all of the Company Intellectual Property (whether or not the Company Intellectual Property is then owned by the Surviving Corporation), to the Holder Representative (for the benefit of the Equityholders) for no consideration, on terms and conditions acceptable to the Holder Representative (in his sole discretion).  The parties hereby acknowledge and agree that time is of the essence with respect to this Section 3.2(g).

3.3                               Earn-Out.

(a)                                 Earn-Out Generally.  On a Product-by-Product and indication-by-indication basis, (x) in the U.S., Japan and any European country subject to EMEA approval on an aggregate basis and (y) in all other jurisdictions, on a country-by-country basis, Parent shall make quarterly payments (the “Earn-Out Payments”) on Net Sales during the applicable Earn-Out Term of all Products Commercialized by any Invoicing Entity, at a rate corresponding to the table below of the Net Sales of the applicable Product:

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****** — Material has been omitted and filed separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

(b)                                 Earn-Out Payments.  Within ninety (90) days after each calendar year and sixty (60) days after each calendar quarter during the applicable Earn-Out Term following the First Commercial Sale of a Product, Parent shall deliver or cause to be delivered to the Holder Representative a written report showing each of:  (i) the Net Sales of each Product in each country during the reporting period by any Invoicing Entity, and (ii) the Earn-Out Payments, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.  Parent shall pay all such Earn-Out Payments within sixty (60) days after delivery of such report, in accordance with the applicable Future Payment Allocation Schedule to be provided by the Holder Representative in accordance with Section 3.6(a)(iii).

(c)                                  Treatment of Earn-Out Payments.  The amount of any Earn-Out Payments pursuant to this Section 3.3, if any, shall be treated by each of the parties as an adjustment to the Initial Purchase Price (except to the extent treated as interest pursuant to Law).

3.4                               Sublicenses.

(a)                                 Sublicenses Generally. Parent shall pay an amount (the “Sublicense Payments”) equal to ****** of all Sublicense Income actually received after the Closing Date by Parent, the Surviving Corporation or any of their respective Affiliates.

(b)                                 Sublicense Payments.  Within sixty (60) days after each calendar year during the period or periods in which Parent, the Surviving Corporation or any of their respective Affiliates are subject to any Sublicense Agreement, Parent shall deliver or cause to be delivered to the Holder Representative a written report showing each of:  (i) the aggregate amounts of Sublicense Income actually received by Parent, the Surviving Corporation or any of their respective Affiliates in respect of each Sublicense Agreement, and (ii) the Sublicense Payments, in United States Dollars, which shall have accrued hereunder with respect to such aggregate amounts.  Parent shall pay all such Sublicense Payments within sixty (60) days after delivery of such report, in accordance with the applicable Future Payment Allocation Schedule to be provided by the Holder Representative in accordance with Section 3.6(a)(iii).  For the avoidance of doubt, amounts actually received are after deduction for any Taxes withheld from the Sublicense Payments received by the Parent, the Surviving Corporation or any of their respective Affiliates.

3.5                               Audits. From and after the Closing Date, the Holder Representative shall have the right, exercisable at the Holder Representative’s sole cost and expense (subject to the final sentence of this Section 3.5), no more than two times during each calendar year (subject to the final sentence of this Section 3.5), to have an independent certified public accountant selected by the Holder Representative and reasonably acceptable to Parent (the “Accountant”) to examine and have reasonable access to the books and records of Parent, the Surviving Corporation or any of their respective Affiliates (or any other Invoicing Entity over which such parties have control) during the preceding three (3) year period, provided, however, that no period shall be audited more than once, for the purpose of determining (i) whether any Net Sales were made by any Invoicing Entity, and the accuracy of the reports delivered to

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Holder Representative related thereto (if any), (ii) the accuracy of the related Earn-Out Payments, (iii) whether any Sublicense Income was received by Parent, the Surviving Corporation or any of their respective Affiliates under any Sublicense Agreement and the accuracy of the reports delivered to Holder Representative related thereto (if any), and (vi) the accuracy of the related Sublicense Payments.  Parent hereby acknowledges and agrees that EisnerAmper LLP is and shall be a reasonably acceptable Accountant.  The Accountant must enter into a confidentiality agreement acceptable to and in favor of Parent before being granted access to any such books and records; provided that such confidentiality agreement will permit the Accountant to disclose to the Holder Representative sufficient information to detail any discrepancies between the reports delivered to the Holder Representative and the Accountant’s findings.  Except in the case of fraud, any given period shall only be subject to audit or inspection under this Section 3.5 once.  In the event that any such audit by the Accountant under this Section 3.5 correctly reveals that any Earn-Out Payment and/or Sublicense Payment was not paid as required hereunder (including any failure to pay or underpayment), then, in addition to Parent promptly making payment of such Earn-Out Payment and/or Sublicense Payment, as applicable, to the Equityholders, Parent shall pay interest on such overdue Earn-Out Payment and/or Sublicense Payment at an annual rate equal to the Prime Rate plus six percent (6%) commencing on the applicable date on which such Earn-Out Payment and/or Sublicense Payment was required to be paid under this Agreement and continuing under such Earn-Out Payment and/or Sublicense Payment and all accrued interest thereon is paid in full.  Interest shall be calculated based on a three-hundred-and-sixty-five (365) day year and the actual number of days elapsed.  All amounts that Parent may be required to pay under this Section 3.5 shall be paid in cash, in immediately available funds, to the Equityholders in accordance with the applicable Future Payment Allocation Schedule to be provided by the Holder Representative in accordance with Section 3.6(a)(iii).  If any audit conducted in accordance with this Section 3.5 reveals a failure to timely pay or an underpayment of any Earn-Out Payment and/or Sublicense Payment in the aggregate amount of at least five percent (5%) of amounts due and owing for all the audited periods, then, in addition to the other payments required to be paid by Parent in accordance with this Section 3.5, (i) Parent shall also be required to promptly fully reimburse the Holder Representative for all fees and expenses of the Accountant associated with such audit and (ii) such audit shall not count towards the once per calendar year cap on Holder Representative’s ability to conduct audits.

3.6                               Payment of Purchase Price.

(a)                                 Initial Payment.

(i)                                     The Company has provided Parent with a payment schedule (the “Initial Payment Allocation Schedule”) which sets forth an illustrative allocation of the Initial Purchase Price payable at the Closing among the Equityholders and any holders of Indebtedness of the Company immediately prior to the Closing (such amount, the “Closing Indebtedness”).  The Company shall deliver to Parent an updated Initial Payment Allocation Schedule not less than three (3) Business Days prior to the anticipated Closing Date to reflect any changes thereto.  The Initial Payment Allocation Schedule has been (and any update thereof will be), after reduction of the Closing Indebtedness, prepared in accordance with the Certificate of Incorporation of the Company, the terms and conditions of this Agreement and the terms of the Company Option Plan and all agreements related thereto, each as in effect immediately prior to the Closing, and Parent shall be permitted to rely, without further inquiry, on the Initial Payment Allocation Schedule (and any update thereof) in making payment of the Initial Purchase Price to the Equityholders and any holders of Closing Indebtedness.

(ii)                                  As soon as practicable following the execution of this Agreement, the Company shall deliver to each Stockholder a Letter of Transmittal in substantially the form attached hereto as Exhibit C (each, a “Letter of Transmittal”) (which Letter of Transmittal may have been circulated by the Company prior to execution of this Agreement).  Following the receipt by Parent of a duly completed and executed Letter of Transmittal from a Stockholder together with (A) the surrender of the certificates relating to the Company Capital Stock cancelled by such Letter of Transmittal or (B) an affidavit of lost stock certificate in form and substance reasonably acceptable to Parent relating to the Company Capital Stock cancelled by such Letter of Transmittal, but in no event later than three (3) Business Days following receipt by Parent of such Letter of Transmittal (provided that no such payment shall be due prior to the Effective Time), Parent shall deliver to such Stockholder and such Stockholder shall be entitled to receive, in exchange therefore, by check or wire transfer (as selected by such Stockholder) an amount in cash equal to such portion of the Merger Consideration to which such Stockholder is entitled in accordance with the Initial Payment Allocation Schedule relating to the Shares which are the subject of such Letter of Transmittal.  If, and to the extent that, any Stockholder delivers, or has delivered, to Parent a duly completed and executed Letter of Transmittal and the other items called for by this Section 3.6(a)(ii) at least one (1) Business Day prior to the Closing, Parent shall deliver the Merger Consideration on the Closing Date or within one (1) Business Day thereafter to such Stockholder.

(iii)                               On the Closing Date, Parent shall pay the Closing Indebtedness to the holders of Indebtedness of the Company in accordance with the updated Initial Payment Allocation Schedule.  The payment shall be made to the holders of Indebtedness of the Company in cash by wire transfer of immediately available funds into accounts designated on the Initial Payment Allocation Schedule.

(iv)                              On the Closing Date, Parent shall pay the Estimated Unpaid Company Transaction Expenses (if any) in accordance with the updated Initial Payment Allocation Schedule.  The payment shall be made in cash by wire transfer of immediately available funds into accounts designated on the Initial Payment Allocation Schedule.

(b)                                 Future Payments.

(i)                                     The Holder Representative shall prepare a schedule, substantially similar in form to the Initial Payment Allocation Schedule (the “Future Payment Allocation Schedule”), which sets forth the allocation of each Future Payment (including each Equityholder’s portion of any Purchase Price Adjustment Payments).  The Holder Representative shall deliver to Parent each applicable Future Payment Allocation Schedule (i) with respect to any Purchase Price Adjustment Payments, not less than three (3) Business Days prior to the scheduled payment date of such Purchase Price Adjustment Payments, (ii) with respect to each Milestone Payment, not less than three (3) Business Days after receipt of the written notice required by Section 3.2(b) with respect to the achievement of the applicable Milestone, (iii) with respect to any Earn-Out Payments, not less than three (3) Business Days prior to the scheduled payment date of such Earn-Out Payments, and (iv) with respect to any Sublicense Payments, not less than three (3) Business Days prior to the scheduled payment date of such Sublicense Payments.  Each Future Payment Allocation Schedule will be prepared in accordance with the provisions of the Certificate of Incorporation of the Company, the terms and conditions of this Agreement and the terms of the Company Option Plan and all agreements related thereto, each as in effect immediately prior to the Closing and certified by the Holder Representative in his capacity as such, and Parent shall be permitted to rely, without further inquiry, on the Future Payment Allocation Schedule in making payment of any Future Payments. Notwithstanding the foregoing, the Holder Representative shall take all action necessary or required (including appropriately preparing any Future Payment Allocation Schedule modifications) to appropriately adjust the aggregate amount of each Future Payment that is payable to the Equityholders and to adjust the allocation and distribution among the Equityholders of such aggregate amount of such Future Payment if any such adjustment is required pursuant to, and in accordance with, the other provisions of this Agreement, including the provisions of this Section 3.6(a)(iii) and Sections 8.4(c) and 8.4(d).  At such time as each Future Payment is due and payable pursuant to the terms and conditions of this Agreement, Parent shall make payment of such Future Payment to the Equityholders in accordance with the Future Payment Allocation Schedule that is applicable to such Future Payment.  Subject to this Section 3.6(a)(iii), Section 3.7 and Article VIII, each Future Payment shall be made to the Equityholders in cash by wire transfer of immediately available funds into accounts designated on the applicable Future Payment Allocation Schedule.

3.7                               Initial Purchase Price Adjustment.

(a)                                 Closing Date Purchase Price Adjustment.  Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with (A) a good faith written estimate of the Net Free Cash as of the Closing Date (the “Estimated Closing Date Net Free Cash Amount”) and (B) a good faith written estimate of the Unpaid Company Transaction Expenses as of the Closing Date (if any) (the “Estimated Unpaid Company Transaction Expenses”).  The Estimated Closing Date Net Free Cash Amount shall be prepared by the Company in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Actual Closing Date Net Free Cash Amount was being prepared and audited as of such most recent fiscal year end (the “Company Accounting Methodologies”).  By agreeing to consummate the Transactions on the Closing Date, Parent shall not be deemed to have accepted the Company’s determination of the Estimated Closing Date Net Free Cash Amount or the Estimated Unpaid Company Transaction Expenses, and the parties agree that the Estimated Closing Date Net Free Cash Amount or the Estimated Unpaid Company Transaction Expenses shall be adjusted after the Closing in accordance with the procedures set forth in Section 3.7(b).

(b)                                 Post-Closing Date Purchase Price Adjustment.

(i)                                     Following the Closing, the Initial Purchase Price shall be adjusted as provided herein to reflect the difference between the amount of Actual Closing Date Net Free Cash Amount and the Estimated Closing Date Net Free Cash Amount and the Actual Unpaid Company Transaction Expenses (if any) and the Estimated Unpaid Company Transaction Expenses (if any); provided, however, that there shall be no adjustment to the Initial Purchase Price in the event that there is any Free Cash Excess.

(ii)                                  Within sixty (60) days following the Closing Date, Parent shall deliver to the Holder Representative (A) a statement containing a calculation of the actual Net Cash as of the Closing Date (the “Actual Closing Date Net Free Cash Amount” and such statement, the “Closing Date Net Free Cash Amount Statement”), which shall be prepared by Parent in accordance with Company Accounting Methodologies and (B) a statement containing a calculation of the Unpaid Company Transaction Expenses as of the Closing Date (billed to the Company on or after the Closing Date) (the “Actual Unpaid Company Transaction Expenses” and such statement, the “Closing Date Unpaid Company Transaction Expenses Statement”).

(iii)                               Acceptance of Statements; Dispute Procedures.  The Closing Date Net Free Cash Amount Statement and the Closing Date Unpaid Company Transaction Expenses Statement delivered by Parent to the Holder Representative shall be conclusive and binding upon the parties unless the Holder Representative, within thirty (30) days after receipt by the Holder Representative of the Closing Date Net Free Cash Amount Statement and the Closing Date Unpaid Company Transaction Expenses Statement, notifies Parent in writing that the Holder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  During such thirty (30) day period, the Holder Representative and its advisors, designees and/or agents shall be given reasonable access to the books, records and other data of Parent and the Surviving Corporation necessary for the purpose of reviewing Parent’s Closing Date Net Free Cash Amount Statement and Closing Date Unpaid Company Transaction Expenses Statement and reasonable access to the personnel of Parent and the Surviving Corporation to consult as to the procedures and determinations made by the Surviving Corporation in Parent’s Closing Date Net Free Cash Amount Statement and Closing Date Unpaid Company Transaction Expenses Statement. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Date Net Free Cash Amount Statement and the Closing Date Unpaid Company Transaction Expenses Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by the Holder Representative to Parent pursuant to the first sentence of this Section 3.7(b)(iii) (or such longer period as the parties may agree), the parties shall submit the dispute to a nationally recognized independent accounting firm which is not the regular accounting firm for any of the parties and which is mutually agreeable to all of the parties (the “Arbiter”) for resolution.  If the parties cannot agree on the selection of an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such firm, and such appointment shall be conclusive and binding on the parties.  The parties shall cooperate fully with the Arbiter, including providing the Arbitrator with access to, and copies of, all books and records that the Arbiter reasonably requests.  The determination of the Arbiter shall be conclusive and binding upon the parties.  The parties shall request that the Arbiter use its commercially reasonable efforts to reach a resolution (it being understood that the Arbiter shall be functioning as an expert and not as an arbitrator) of the dispute as to the computation of the Actual Closing Date Net Free Cash Amount and/or the Actual Unpaid Company Transactions Expenses and render a written report with respect to such findings within thirty (30) calendar days after the submission to the Arbiter.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.7 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  Subject to the provisions set forth further below in this Section 3.7(b)(iii), the fees, costs and expenses of the Arbiter shall be allocated to and borne by Parent and the Equityholders based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Arbiter awards Six Hundred dollars ($600) in favor of the Equityholders’ position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Equityholders.  Parent shall pay for any and all fees, costs and expenses of the Arbiter that are to be borne by the Equityholders in accordance with the preceding two sentences, and Parent shall be entitled to reimbursement of any such fees, costs and expenses paid by Parent that are to be borne by the Equityholders by exercising a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement equal to the amount of such fees, costs and expenses.  Notwithstanding anything express or implied in the foregoing provisions of this Section 3.7(b)(iii) to the contrary, (i) neither the Holder Representative nor the Equityholders shall have any personal liability or obligation to make payment of such fees, costs and expenses to be borne by the Equityholders, and (ii) the sole recourse and remedy of Parent to obtain reimbursement of any such fees, costs and expenses to be borne by the Equityholders and paid by Parent pursuant to this Section 3.7(b)(iii) shall be by exercising a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement pursuant to the foregoing provisions of this Section 3.7(b)(iii).

(iv)                              Payment of Adjustments.

(A)                               Upon final determination of the Actual Closing Date Net Free Cash Amount as provided in Section 3.7(b)(iii) above, (A) if the Actual Closing Date Net Free Cash Amount is greater than the Estimated Closing Date Net Free Cash Amount (a “Free Cash Excess”), the Initial Purchase Price shall not be increased by the Free Cash

Excess and no payment shall be made with respect to such Free Cash Excess, and (B) if the Actual Closing Date Net Cash Amount is less than Estimated Closing Date Net Free Cash Amount (a “Free Cash Shortfall”), the Initial Purchase Price shall be decreased by the Free Cash Shortfall and the sole recourse and remedy of Parent with respect to such Free Cash Shortfall, together with interest thereon as determined below from the Closing Date to the date of payment thereof, shall be by exercising a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement.  The sole recourse and remedy of Parent with respect to any Free Cash Shortfall shall be a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement pursuant to the foregoing provisions of this Section 3.7(b)(iv)(A), and in no event shall either the Holder Representative or the Equityholders have any personal liability or obligation to make payment of such Free Cash Shortfall.

(B)                               Upon final determination of the Actual Unpaid Company Transaction Expenses as provided in Section 3.7(b)(iii) above (A) if the Estimated Unpaid Company Transaction Expenses is greater than the Actual Unpaid Company Transaction Expenses (a “Transaction Expense Excess”), the Initial Purchase Price shall be increased by the Transaction Expense Excess and Parent shall promptly, but no later than ten (10) Business Days after such final determination, pay the amount of such difference, together with interest thereon as determined below from the Closing Date to the date of payment thereof, to the Equityholders in accordance with the Future Payment Allocation Schedule that is applicable to such payment (such payment, the “Purchase Price Adjustment Payments”), and (B) if the Actual Unpaid Company Transaction Expenses is greater than the Estimated Unpaid Company Transaction Expenses (a “Transaction Expense Shortfall”), the Initial Purchase Price shall be decreased by the Transaction Expense Shortfall and the sole recourse and remedy of Parent with respect to such Transaction Expense Shortfall, together with interest thereon as determined below from the Closing Date to the date of payment thereof, shall be by exercising a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement.  The sole recourse and remedy of Parent with respect to any Transaction Expense Shortfall shall be a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement pursuant to the foregoing provisions of this Section 3.7(b)(iv)(B), and in no event shall either the Holder Representative or the Equityholders have any personal liability or obligation to make payment of such Transaction Expense Shortfall.

(v)                                 Interest.  For the purposes of this Section 3.7(b), interest will be payable at an annual rate equal to the Prime Rate, calculated based on a three-hundred-and-sixty-five (365) day year and the actual number of days elapsed.

3.8                               Company Options; Company Option Plan and Company 401(k) Plan.

(a)                                 Not later than immediately before the Closing, the Board (or, if appropriate, any committee thereof), shall adopt such resolutions or take such other actions as may be required to provide that, effective as of the Closing: (i) each Company Option that remains outstanding and unexercised immediately prior to the Closing, whether or not such Company Option is then exercisable or vested, shall be cancelled and the holder of such Company Option shall have the right to receive the amount, if any, allocated to such Company Option pursuant to Section 3.6(a) in respect of the Initial Purchase Price, as well as any allocation to such Company Option made pursuant to Section 3.6(a)(iii) in respect of any

Future Payments and (ii) the Company’s 2008 Equity Incentive Plan (the “Company Option Plan”) shall terminate and all rights under the Company Option Plan shall be cancelled.  It is understood and agreed that the (x) the determination whether any Company Option that is cancelled in accordance with the provisions of this Section 3.8(a) shall be entitled to receive any portion of the Initial Purchase Price or any portion of any Future Payments shall be made in accordance with the terms of the Company Option Plan and all agreements related thereto, each as in effect immediately prior to the Closing, and otherwise shall be made by the Board (or, if appropriate, any committee thereof) in its sole and absolute discretion, and (y) if any Company Option is entitled to receive any portion of the Initial Purchase Price or any portion of any Future Payments, such portion shall be net of the aggregate exercise price of such Company Option. The Board (or, if appropriate, any committee thereof) will take all requisite action to ensure compliance with and the taking of all actions set forth herein in accordance with the Company Option Plan, including providing any necessary notices and obtaining any necessary consents from holders of Company Options.

(b)                                 As soon as practicable following the execution of this Agreement, the Company shall deliver to each holder of a Company Option an option cancellation agreement and release document substantially in the form attached hereto as Exhibit D (an “Option Cancellation Agreement”) describing the treatment of such Company Option pursuant to this Section 3.8, and providing instructions for obtaining payment for such Company Option following the Closing Date, which payment shall be conditioned on such holder executing a written (i) waiver of liability as to the allocation or distribution of any consideration to be received by any Equityholder pursuant to this Agreement (including in accordance with this Article III), (ii) consent authorizing the Holder Representative to act as the agent of such holder as set forth in Section 10.2, and (iii) agreement to be bound by all of the provisions of this Agreement that, by their express terms, are applicable to the Equityholders, including this Article III and Article VIII.  Following receipt by the Company of a duly completed and executed Option Cancellation Agreement from a holder of Company Options, but in no event later than three (3) Business Days following receipt by Parent of such Option Cancellation Agreement (provided that no such payment shall be due prior to the Effective Time), Parent shall deliver to each such holder of a Company Option, and each such holder of a Company Option shall be entitled to receive, in cancellation thereof, by check or wire transfer an amount in cash equal to such portion of the Merger Consideration to which such holder of Options is entitled in accordance with the Initial Payment Allocation Schedule relating to the Options which are the subject of such Option Cancellation Agreement.

(c)                                  Not later than immediately before the Closing, the Company’s Board (or, if appropriate, any committee thereof), shall adopt such resolutions and take any such other actions as may be required to provide that, effective as of the day immediately prior to the Closing, the Company’s 401(k) plan shall terminate.

3.9                               Withholding.

Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as it is required to deduct and withhold under the Code, or any Tax Laws, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholders in respect of whom such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

3.10                        Dissenting Shares.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal or dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.6(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b)                                 If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration, if applicable, pursuant to and subject Section 2.6(b) (subject to the indemnification provisions set forth in Article VIII) without interest thereon upon surrender of the certificate representing such shares.

(c)                                  The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock pursuant to the exercise of appraisal or dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

3.11                        Survival of Payment Obligations. Subject to Section 10.9, Parent’s payment obligations set forth in this Article III shall survive the Closing. In the event Parent or the Surviving Corporation or any of its successors (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made to the extent not otherwise effected by operation of law so that the successors of Parent or the Surviving Corporation, as the case may be, assume the payment obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Article III.

3.12                        Closure Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Company Capital Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

In further of any references to Subsidiaries or the Business in this Article IV, any references to the Company in this Article IV shall be deemed to include, and the representations and warranties in this Article IV shall apply to, the Company and its Subsidiaries other than references to the Company in Sections 4.1, 4.2, 4.4, 4.5, 4.7, 4.24 and 4.25.  Except as set forth in the Schedules (the “Company Schedules”) and subject to the provisions of Section 1.2(a), Section 6.9 and Section 10.11, the Company hereby represents and warrants to Parent as of the date hereof (unless otherwise provided in this Article IV) that:

4.1                               Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.2                               Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions.  Other than obtaining the Stockholder Approval, the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions have been duly authorized and approved by all required corporate action on the part of the Company, including the approval of its Stockholders, which approval includes approval of: (i) the indemnification obligations of the Equityholders set forth in this Agreement, and (ii) the appointment of Augustine Lawlor as the Holder Representative, with the rights and responsibilities set forth in this Agreement.  No other proceedings on the part of the Company and the Stockholders are necessary to authorize this Agreement and the Company Documents and the Transactions, other than obtaining the Stockholder Approval.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be subject to, and limited by the effect of any Enforceability Exceptions.

4.3                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any Default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or material assets of Company under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company; (ii) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company is bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law, except with respect to clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and to prevent, impair or delay, the ability of the parties hereto to consummate the Transactions.

(b)                                 Except as set forth on Schedule 4.4(b), no Consent is required on the part of the Company in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the Transactions, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for such Consents that would not, individually or in the aggregate, reasonably be expected to be material to the Company and to prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.

4.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 5,600,000 shares of Company Preferred Stock, (i) 2,000,000 of which are designated as Series A Convertible Redeemable Company Preferred Stock, and (ii) 3,600,000 of which are designated as Series B Convertible Redeemable Company Preferred Stock.  As of the date hereof, there are 2,000,000 shares of Company Common Stock issued and outstanding, and 5,600,000 shares of Company Preferred Stock are issued and outstanding.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) were duly authorized for issuance and are validly issued, fully paid and non-assessable, (ii) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) were issued in compliance with all applicable federal and state securities Laws.  All of the outstanding shares of Company Common Stock and Company Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.4(a) and were not issued or acquired in violation of any Law or agreement.

(b)                                 Schedule 4.4(b) sets forth a list of the holders of options to purchase shares of Company Common Stock (“Company Options”) and the respective number of shares of Company Common Stock subject to each outstanding Company Option, and the applicable exercise price, expiration date and vesting date.  Except for the Company Preferred Stock and Company Options described in Schedule 4.4(b), there is no existing option, warrant, call, right or Contract to which any Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  Except as set forth in Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  Except as set forth in Schedule 4.4(b), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company may vote.  Except as set forth in Schedule 4.4(b), there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Stockholder is a party or is bound with respect to the voting or consent of any shares of Company Common Stock.

(c)                                  The Initial Payment Allocation Schedule (and any updates thereof) does and will set forth a correct and complete list of each Equityholder and the payments to which each such Person is entitled at the Closing.  The Initial Payment Allocation Schedule provides for allocation of the Initial Purchase Price among the Equityholders in accordance with the provisions of the Certificate of Incorporation of the Company, the by-laws of the Company, the Company Option Plan and all agreements relating thereto, each as in effect immediately prior to the Closing.  Each Future Payment Allocation Schedule delivered to Parent in respect of any Future Payment will (i) be a true, correct and complete list of each Equityholder and the payments to which each such Person is entitled at such time and (ii) provide for allocation of the applicable Future Payment among the Equityholders in accordance with the provisions of the Certificate of Incorporation of the Company, the by-laws of the Company, the Company Option Plan and all agreements relating thereto, each as in effect immediately prior to the Closing, and subject to any expressly permitted adjustment to such allocation pursuant to, and in accordance with, the provisions of this Agreement as in effect at the time of payment of such Future Payment.

4.5                               Subsidiaries.

(a)                                 Except as set forth on Schedule 4.5(a), the Company does not have any Subsidiaries and does not, directly or indirectly, own any equity securities of any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule 4.5, with full power and authority to conduct its business as it is currently being conducted and to own, lease or license, as applicable, its assets.  Each Subsidiary is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the character of its assets owned, leased or licensed or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.  Schedule 4.5 contains a correct and complete list of the jurisdictions in which the Subsidiaries are qualified or registered to do business as a foreign corporation or limited liability company, as applicable as of the date hereof.  No Subsidiary is in violation of any of its organizational documents.

(b)                                 All of the outstanding equity securities of each of the Subsidiaries are owned beneficially and of record by the Company, and have been duly authorized and validly issued, are fully paid and nonassessable.  There are no outstanding options, warrants, rights or other commitments to issue or purchase any equity securities of any of the Subsidiaries, and there are no outstanding equity securities which are convertible or exchangeable into or for equity securities of any of the Subsidiaries.

4.6                               Corporate Records.

(a)                                 The Company has delivered to Parent true, correct and complete copies of the Certificates of Incorporation (certified by the Secretary of State of the State of Delaware) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of the Company, in each case as amended and in effect on the date hereof, including all amendments thereto.

(b)                                 The minute books of the Company previously made available to Parent contain in all material respects true, correct and complete records of all meetings and accurately reflect in all material respects all corporate action of the stockholders and Board (including committees thereof).  The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete in all respects.  To the Knowledge of the Company, all stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.7                               Financial Statements.

(a)                                 The Company has delivered to Parent copies of (i) the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013 and the related statements of income and cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2014 and the related statements of income and cash flows of the Company for the three month period then ended (such audited and unaudited statements are referred to herein as the “Financial Statements”), copies of which are attached to Schedule 4.7(a).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein (subject to, in the case of unaudited Financial Statements, normal audit adjustments, that are not material in scope or amount, and the absence of any footnotes thereto).

The audited balance sheet of the Company as of December 31, 2013, is referred to herein as the “Balance Sheet” and December 31, 2013 is referred to herein as the “Balance Sheet Date.”

(b)                                 All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

(c)                                  The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended).

4.8                               No Undisclosed Liabilities. The Company does not have any Liabilities other than those (i) specifically reflected on and fully reserved against in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) incurred for legal, accounting, financial advising fees, filing fees and out-of-pocket expenses in connection with the Transactions, (iv) that are disclosed on Schedule 4.8 or (v) that, individually or in the aggregate, would not reasonably be expected to be material to the Company.

4.9                               Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted its Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect and (iii) the Company has not taken any action (or committed to take any action) that, if taken after the date hereof without the written consent of Parent, would constitute a breach of any of the covenants set forth in Section 6.2.

4.10                        Taxes.

(a)                                 The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns are complete and correct in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 The Company has (i) timely paid all Taxes due; and (ii) withheld and paid over all federal, state, local and foreign Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Permitted Exceptions) upon any asset of the Company.

(c)                                  The Company has not been notified in writing of a Tax deficiency claimed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is currently in effect.  The Company has not been notified in writing of any pending or threatened audits, assessments or other actions for or relating to any Taxes of the Company.  No issues have been raised in writing by the relevant Taxing Authority in any completed audit or examination of the Company that are reasonably expected to result in a Liability on the part of the Company for a material amount of Taxes in a later taxable period.

(d)                                 The Company does not have any Liability for unpaid income or other material Taxes as of the dates of the Financial Statements that has not been properly reflected in the Financial Statements in conformity with GAAP.

(e)                                  The Company has delivered or made available to Parent complete and accurate copies of all federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended 2009 through 2013, and complete and accurate copies of all Tax audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2009.

(f)                                   The Company (i) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, for any taxable period (or portion thereof) ending after the Closing Date; (ii) has not executed or entered into a closing agreement with respect to Taxes pursuant to Section 7121 of the Code or similar provision of Law; and (iii) has not been a party to a transaction that is a “listed transaction,” as such term is defined in Section 6707A(c)2 of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g)                                  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).  The Company does not have (i) any material Liability for the Taxes of any Person (other than Taxes of the Company) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, (C) by Contract, or (D) otherwise or (ii) been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(h)                                 The Company has not distributed stock of another Person, or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)                                     The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                                    The Subsidiary has elected to be treated as a disregarded entity as that term is defined in Treasury Regulation Section 301.7701-3.

(k)                                 The Company has filed all income Tax Returns for the period ending December 31, 2013.

(l)                                     The Subsidiary has complied with all requirements to be eligible to claim the incentives claimed on its Tax Returns for R&D work in Australia.

(m)                             The representations in this Section 4.10 shall constitute the only representations of the Company under this Agreement relating to Taxes.  The representations in the other sections of this Article IV shall not extend to matters relating to Taxes.

4.11                        Real Property.

The Company does not currently nor has it ever owned or leased any real property.

4.12                        Tangible Personal Property.

(a)                                 The Company has good and marketable title to all of the material items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions.  The Company does not lease any personal property.

(b)                                 The tangible personal property used in the Business (including equipment), taken as a whole, is in good working order and fit for its intended use, reasonable wear and tear excepted and, taken as a whole, is adequate to conduct the Business as currently conducted.  Except as set forth on Schedule 4.12(b), the tangible personal property used in the Business consists of all of the assets that are incremental or related to, or used in connection with, the operation of the Business.  Except as set forth on Schedule 4.12(b), all of the material tangible personal property used in the Business is set forth in the Financial Statements.  No current or former holder of Company Capital Stock has any rights to or interest in any tangible personal property set forth in the Financial Statements used in the Business (other than through his ownership of Company Capital Stock).

4.13                        Intellectual Property.

(a)                                 Schedule 4.13(a) sets forth a complete and correct list as of the Execution Date of all Patents, Trademarks and registered Copyrights owned or exclusively licensed to the Company including for each such item the application or registration number, applicable jurisdiction, application date, issue date (if applicable) and owner thereof.  For purposes of this Agreement, the term “Intellectual Property” means (i) patents, patent applications (whether or not provisional or multinational) and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, pediatric data package exclusivity extensions or the like) and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”) (ii) domestic and foreign copyrights, copyright registrations and copyright applications (collectively, “Copyrights”); (iii) trademarks, service marks, trade names, trade dress and domain names, including registrations and applications for registration therefor (collectively, “Trademarks”); (iv) trade secrets; (v) processes, formulae, methods, schematics, technology, discoveries, inventions, any biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data; know-how, original works of authorship fixed in any tangible medium of expression, including literary works and all forms of computer software programs and applications and (vi) other intangible proprietary or confidential information and materials.

(b)                                 To the extent the Company has been granted licenses to Patents owned by a third party, such licenses are Material Contracts and the Company has made available to Parent or Parent’s legal advisor copies of all such licenses, including any amendments thereto.

(c)                                  The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not:  (i) result in the breach of, or create on behalf of any third party the right to terminate or modify in any material respect, (x) any agreement relating to Company Intellectual Property or (y) any agreement as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any third party that is material to the Business as currently conducted, excluding in each case generally commercially available, off-the-shelf software programs; (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (iii) cause a loss or impairment of any Company Intellectual Property.

(d)                                 To the Knowledge of the Company, all Patents, Trademarks and registered Copyrights included in the Company Intellectual Property are subsisting, valid and enforceable and have not expired or been cancelled.  To the Knowledge of the Company, (i) none of the Company Intellectual Property has expired, been cancelled or abandoned and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company in connection with such Company Intellectual Property have been paid.  The Company has not received any written claim or notice from any Person advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.  There are no actions, suits, proceedings, or arbitrations, or, to the Knowledge of the Company, claims or investigations, pending with respect to the Company Intellectual Property.

(e)                                  Since its incorporation, the Company has not received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(f)                                   The Company has implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential or the public disclosure of which would or would reasonably be likely to be material to the Company taken as a whole.  Each past or present Employee and Contractor performing material activities related to the manufacture, use, sale, offer for sale or importation of products marketed by or under development by the Company has entered into a proprietary information and confidentiality agreement, substantially in the Company’s standard form applicable to Employees and Contractors, as the case may be.  The Company has made available to Parent or Parent’s legal advisor copies of such standard forms.

(g)                                  Schedule 4.13(g) describes all instances in which the Company has received government funding and/or the Company has contracted for the use of facilities of a university, college, other educational institution or research center in the development of any Company Intellectual Property, where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Company Intellectual Property.

4.14                        Material Contracts.

(a)                                 Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company or any Subsidiary is a party or by which they or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     any Contract pursuant to which the Company spent or received, in the aggregate, more than $100,000 with respect to any such agreement during the 2013 fiscal year;

(ii)                                  any Contract pursuant to which the Company is reasonably likely to spend or receive, in the aggregate, more than $100,000 with respect to any such agreement during the 2014 fiscal year or any subsequent fiscal year (except for sales orders or purchase orders entered into by the Company in the Ordinary Course of Business);

(iii)                               any non-competition, standstill or other Contract that prohibits or otherwise restricts the Company from freely engaging in business anywhere in the world;

(iv)                              any research and development project, clinical trial agreements, product formulation agreements, manufacturing agreements or similar Contract or arrangement;

(v)                                 any loan or credit agreement, indenture, mortgage, note or other Contract evidencing Indebtedness for money borrowed by the Company from a third party lender, and each contract pursuant to which any such Indebtedness for borrowed money is guaranteed by the Company;

(vi)                              any sales representative or distribution Contract;

(vii)                           any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than (1) confidentiality agreements, (2) employment agreements, (3) consulting or advisory agreements, and (4) license agreements for off-the-shelf software licensed for an aggregate fee of not more than $10,000, in each case entered into in the Ordinary Course of Business;

(viii)                        any Contract (A) in which the Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (B) in which the Company has agreed to purchase a minimum quantity of goods or supplies relating to any product or product candidate or has agreed to purchase goods or supplies relating to any product or product candidate exclusively from a certain party;

(ix)                              any Contract for the disposition of any significant portion of the assets, the Business (including any business unit or product line) or any Contract for the acquisition, directly or indirectly, of a material portion of the assets or business of any other person, in each case within the last three (3) years;

(x)                                 any partnership, joint venture or other similar Contract;

(xi)                              any Contract with (A) any Affiliate of the Company, (B) any Person directly or indirectly owning, controlling or holding with power to vote any outstanding voting securities of the Company, (C) any Person whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates, or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities and Exchange Act of 1934, as amended) of any such director or officer (other than contracts relating to the employment or compensation of any employee);

(xii)                           any Contract to which a Governmental Authority is a party;

(xiii)                        any Contract Manufacturing Agreement;

(xiv)                       any Contract granting to any third party any rights to use, sell or Commercialize the Key Product Candidate or any other product or product candidates of the Company (including co-commercialization and co-marketing contracts); and

(xv)                          any Contracts that are otherwise material to the Company and which are not required to be disclosed by clauses (i) —(xiv) above.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms (except to the extent that enforceability may be subject to, and limited by the effect of Enforceability Exceptions and, upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence.  The Company is not in Default under any Material Contract, nor, to the Knowledge of the

Company, is any other party to any Material Contract in Default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default on the Company or any other party thereunder.  No party to any of the Material Contracts has given notice to the Company that such party has exercised any termination rights with respect thereto, and no party has given notice to the Company of any significant dispute with respect to any Material Contract.  The Company has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15                        Employee Benefits Plans.

(a)                                 Schedule 4.15(a) sets forth a list of all Employee Benefit Plans established, maintained, sponsored or contributed to (on a contingent basis or otherwise) or required to be established, maintained, sponsored or contributed to, by the Company or under which the Company has liability, contingent or otherwise (including by reason of being an ERISA Affiliate with any other person) (the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or unwritten, qualified or nonqualified), providing compensation or benefits to any current or former Employee, director, officer or independent contractor of the Company including all employment agreements, individual consulting agreements and all incentive compensation, bonus, retirement, profit-sharing, pension, deferred compensation, vacation, holiday, cafeteria, medical, disability, sick leave, life insurance, equity or equity-based (whether real or phantom), change in control, retention, transaction, termination or severance plan, policy, program, practice, understanding or arrangement; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974 as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or, within the immediately preceding six years, included the Company.

(b)                                 With respect to each Company Employee Plan, the Company has made available to Parent a copy of (i) such Company Employee Plan, including all plan documents and amendments and any trust agreements or other funding vehicles, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Employee Plan, if any, (iv) the most recent actuarial report or other financial statement relating to each Company Employee Plan, if any and (v) the most recent IRS determination or opinion letter, if applicable, and any pending request for such a determination letter.

(c)                                  Each Company Employee Plan has been and is in material compliance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder.

(d)                                 With respect to the Company Employee Plans, there are no material benefit obligations for which contributions are owed that have not been made or properly accrued to the extent required by GAAP.  To the Company’s Knowledge, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.  Each Company Employee Plan may be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability.

(e)                                  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or advisory letters (as applicable) from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination, opinion or advisory letters (as applicable) have been revoked and revocation has not been threatened, and, to the Knowledge of the Company, nothing has occurred and no condition exists which could reasonably be expected to result in the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f)                                   Neither the Company nor any of their ERISA Affiliates has within the immediately preceding six years (i) maintained an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute (on a contingent basis or otherwise) to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)                                  Except as set forth on Schedule 4.15(g), the Company is not a party to any (i) compensatory agreement with any director, executive officer or other key Employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee (in either case, that cannot be terminated by the Company without penalty or liability by giving thirty days or less prior written notice of termination) or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key Employee; or (ii) agreement or plan binding the Company, including any Company Employee Plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting, funding or payment of the benefits of which shall be accelerated, by the occurrence of any of the Transactions (alone or in connection with other events) or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions (alone or in connection with other events).  The Company is not a party to any contract or arrangement that has resulted, or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the Transactions will not be a factor causing payments to be made by the Company to be non-deductible (either in whole or in part) under Section 280G of the Code.

(h)                                 Each Company Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder.  Each Company Option was granted with an exercise price that was not less than the fair market value of the underlying Company Common Stock on the date the option was granted.

(i)                                     None of the Company Employee Plans promises or provides retiree or post-employment health, welfare or similar benefits to any Person, except as required by applicable law or as set forth in Schedule 4.15(i).

(j)                                    There are no Employee Benefit Plans (1) that the Company is required to maintain, or contribute to, for the benefit of any employee of the Company and that are material to the Company or (2) under which the Company has any material liability, in either case under the Laws of any jurisdiction outside the United States (but excluding plans maintained by a Governmental Body).

(k)                                 There are (1) to the Knowledge of the Company, no pending investigations by any Governmental Body involving the Company Employee Plans and (2) no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of such plans), suits or Legal Proceedings against any Company Employee Plan or asserting any rights or claims to benefits under any Company Employee Plan which could give rise to any material liability. No material liability exists or could reasonably be expected to be imposed upon the assets of the Company or any ERISA Affiliate by reason of a Company Employee Plan (including any such liability due to any failure by the Company to make any required contribution with respect to such Company Employee Plan).

4.16                        Labor.

(a)                                 The Company is not and has not ever been party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated.  There is no strike, slowdown, lockout or material labor dispute, or threats related to the foregoing, involving Company and there have been no such actions or disputes in the past three (3) years.

(b)                                 Schedule 4.16(b) sets forth a complete and accurate list of all Employees of Company including for each such employee: name, responsibility, current annual base salary, Fair Labor Standards Act classification (e.g. exempt or non-exempt) and date of hire.  Except as set forth on Schedule 4.16(b), all Employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason by and without any amounts being owed to such individual other than with respect to wages accrued before termination.  Except as set forth on Schedule 4.16(b), no Employee is on disability or other leave of absence.

(c)                                  Schedule 4.16(c) contains a complete and accurate listing of the following information for each independent contractor, consultant or freelancer who is currently rendering services to the Company (collectively, the “Contractors”): name (if an entity, including the name of the individuals at such entity performing services for Company) and fees paid or payable in the twelve (12) months immediately preceding the date hereof.  Company has properly treated all Contractors as non-employees for all federal, state, local and foreign Tax purposes, all ERISA and employee benefits purposes, and in compliance with applicable Law.  There has been no determination by any Governmental Body that any Contractor is or was an employee of Company.  Other than as set forth on Schedule 4.16(c), the Company’s relationships with all Contractors can be terminated at any time for any reason by giving prior written notice of termination no more than thirty (30) days prior to the effective date of termination and without any amounts being owed to such Contractors, other than with respect to compensation or payment accrued before the effective date of termination.

(d)                                 The Company is in compliance in all material respects with all Laws governing the employment of its Employees, including those relating to wages, hours, benefits, labor, immigration and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.  The Company is not a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Body relating to employees and employee practices.

(e)                                  The Company has complied with its obligations, if any, under the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”).

(f)                                   All source deductions and other amounts required by applicable Laws to be deducted or withheld from remuneration payable to Employees, and all employer premiums, contributions or amounts payable by the Company thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in compliance in all material respects with applicable Laws to the appropriate Governmental Body.

(g)                                  The Company has not used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code).  All Employees are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the law of any jurisdiction outside the United States.

4.17                        Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors, Contractors or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party.  The Company is not subject to any Order, and the Company is not in breach or violation of any Order.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the Transactions.  The Company has not received any written notice that it is under investigation with respect to any violation or alleged violation of any Law.  Neither the Company nor any of its Subsidiaries is currently planning to initiate any Legal Proceeding.

4.18                        Compliance with Laws; Regulatory Matters.

(a)                                 The Company is, and since January 1, 2011 has been, in material compliance with, and is not in violation of, any applicable Law with respect to the conduct of the Business, or the ownership or operation of its properties or assets.

(b)                                 (i) None of the Company or, to the Company’s Knowledge, any of its officers, directors, Employees or agents, including third party contractors (collectively, “Representatives”) has been debarred or suspended from participation in any activities or programs related to pharmaceutical product candidates or pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) (“Debarred”), (ii) the Company does not employ or is a party to a Contract with any person who is, to the Knowledge of the Company, Debarred and (iii) to the Knowledge of the Company, the Company has not employed or been a party to a Contract with any person who, during the time when such person was employed by the Company, was Debarred.

(c)                                  Each of the product candidates of the Company (including the Key Product Candidate) is, among other things, being developed, tested, manufactured and stored, as applicable, by the Company, and to the Knowledge of the Company, by the Representatives, in material compliance with the FDA Act and/or applicable Law, regulations and guidances issued by the FDA and/or other Governmental Bodies, including Governmental Bodies in foreign jurisdictions, as applicable.  No product candidate (including the Key Product Candidate) developed, manufactured, tested, or held by the Company has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of the Company, threatened, against the Company, nor have any such proceedings been pending at any time.

(d)                                 All reports, documents, claims, notices and other submissions required to be filed, maintained, or furnished to the FDA or other Governmental Body by the Company have been so filed, maintained or furnished and were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing), except for any such reports, documents, claims or notices the failure of which to so file, maintain or furnish would not have a Company Material Adverse Effect.

(e)                                  The Company has made available to Parent each annual report filed by the Company with the FDA and any similar Governmental Body with respect to any product candidates (including the Key Product Candidate) of the Company that is the subject of clinical investigations, if any.  The Company has made available to Parent all material information in its possession about adverse drug experiences obtained or otherwise received by the Company from any source, including information derived from clinical investigations, and reports in the scientific literature, and unpublished scientific papers relating to any product candidate (including the Key Product Candidate) manufactured, tested, or held by the Company.

(f)                                   The Company has made available to Parent as of the date hereof (i) complete and correct copies of each investigational new drug application filed with the FDA and each similar regulatory filing made by or on behalf of the Company with any other Governmental Body, including all supplements and amendments thereto with respect to each product candidate (including the Key Product Candidate), in each case, if any (ii) all material correspondence sent to and received from the FDA and similar foreign Governmental Bodies by the Company that concerns or would reasonably be expected to impact a product candidate (including the Key Product Candidate) of the Company, if any and (iii) all existing written records relating to all material discussions and all meetings between the Company and the FDA or similar foreign Governmental Bodies with respect to each product candidate (including the Key Product Candidate), if any.

(g)                                  The clinical trials, animal studies and other preclinical tests that have been and are being conducted by, or on behalf of, the Company, if any, have been and are being conducted in all material respects in accordance with all applicable Law, regulations and requirements of the FDA and similar foreign Governmental Bodies.  The Company has not received any written notice from the FDA or any other Governmental Body requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial being conducted by or on behalf of the Company.  Neither the FDA nor any other applicable Governmental Body nor any clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has commenced or, to the Knowledge of the Company, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company in respect of any product candidate (including the Key Product Candidate).  Schedule 4.18(g) lists all clinical trial investigatory sites with respect to the Key Product Candidate, identifying as to each such site whether the Company has conducted a regulatory and quality assessment and audit of such site.  Each such site has been, and is in material compliance with applicable Law, regulations, and requirements of the FDA or similar foreign Governmental Body.

(h)                                 Schedule 4.18(h) lists all pharmaceutical investigational product manufacturing sites with respect to the Key Product Candidate.  Each site has been, and is in compliance with applicable Law, regulations, and requirements of the FDA or similar foreign Governmental Body, and has not received any 483s or other notices of violations issued by the FDA, or other Governmental Body.  The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Body.

(i)                                     The Company has not, and to the Knowledge of the Company, none of its Representatives, has committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”).  The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation pursuant to the FDA Ethics Policy.

(j)                                    The Company is in compliance with, and since January 1, 2011 has complied with, in all material respects, all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy Laws.

(k)                                 To the Knowledge of the Company, there are no investigations, lawsuits, or regulatory proceedings, pending or threatened, brought by or before the FDA, the Centers for Medicare and Medicaid Services, the U.S. Office of Inspector General of the U.S. Health and Human Services, or the U.S. Department of Justice in which the Company is or will be made the defendant or respondent, nor are there any adverse judgments, decrees, or orders, currently in effect that have been issued by such Governmental Bodies against the Company.

(l)                                     The Company does not participate in (i) Medicare (42 U.S.C. §1395 et seq.), (ii) Medicaid (42 U.S.C. § 1396 et seq.), or other governmental payment program; and no income or revenue of the Company is derived from any of the foregoing.

(m)                             The Company is in material compliance with, and since January 1, 2011 has complied with, in all material respects, all applicable Laws of all Governmental Bodies, or any self-regulating organization, regarding privacy, security and/or data protection (collectively, “Privacy Laws”).  The Company has maintained, enforced and complied with in all material respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any Proprietary Information providing for, without limitation: (i) clear and conspicuous disclosure of the Company’s privacy, security and data protection practices, including collection, storage, use and disclosure of, and provision of access and corrections to any Proprietary Information, and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Proprietary Information.  Neither this Agreement nor the Transactions violate or will violate the terms and conditions of any Privacy Policies, any applicable Privacy Laws or the privacy rights of any Person.  To the Knowledge of the Company, no Proprietary Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

4.19                        Foreign Corrupt Practices Act. The Company has not and, to the Knowledge of the Company, no Representative or other Person associated with or acting on behalf of the Company has, directly or indirectly:  (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (b) made or offered any payment or transfer of anything of value to any foreign or domestic government official or employee, foreign or domestic political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or secure an improper advantage; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; (d) established or maintained any unlawful fund of corporate monies or other properties; or (e) made or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, including to healthcare providers or those employed by any governmental institutions.

4.20                        Permits. The Company has all material Permits necessary to conduct its Business as now being conducted (the “Company Permits”) (including all material Permits that may be required by the FDA or any other Governmental Body engaged in the regulation of the products or operations of the Business).  The Company Permits are valid and in full force and effect and will continue to be so upon consummation of the Transactions, except for such invalidity or failure to be in full force and effect that, individually or in the aggregate, would not be material to the Company taken as a whole.  The Company is in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not be material to the Company taken as a whole.  The Company has not received any notice with respect to the operation of the Business from any Governmental Body regarding (i) any material adverse change in any Company Permit, or any failure to comply with any applicable laws of any Governmental Body or any term or requirement of any Company Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any Company Permit.

4.21                        Environmental Matters.

(a)                                 The operations of the Company and the Business, and all Company Materials, are and have been in compliance in all material respects with all applicable Environmental Laws.  To the Knowledge of the Company, no facts, circumstances or conditions currently exist that could materially adversely affect such continued compliance with Environmental Laws or that require that the Company incur currently unbudgeted material capital expenditures to achieve or maintain such continued compliance with Environmental Laws.

(b)                                 Neither the Company nor any Company Material is the subject of (i) any Order or Contract with any Governmental Body with respect to Environmental Laws, any Remedial Action or any Release or threatened Release of a Hazardous Material, or (ii) any Contract with any Person that is not a Governmental Body with respect to any Remedial Action.

(c)                                  To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any Company Materials or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring unbudgeted material Environmental Costs and Liabilities.

(d)                                 The Company has not Released any Hazardous Materials into the environment except in compliance in all material respects with Law.

(e)                                  There are no investigations pending or, to the Knowledge of the Company, threatened against the Company with respect to the Business or the Company Materials that could reasonably be expected to result in the Company incurring or suffering material Environmental Costs and Liabilities or material Liens under Environmental Law.

(f)                                   The Transactions do not require the Consent of or filings with any Governmental Body with jurisdiction over the Company or any Company Materials with respect to environmental matters.

(g)                                  The Company has no audits, studies, reports, analyses, or results of investigations related to matters arising under Environmental Laws, Environmental Costs and Liabilities, or Hazardous Materials (including human exposure to Hazardous Materials) that have been performed by or on behalf of the Company with respect to the operation of the Business or any Company Materials.

4.22                        Related Party Transactions. Except as set forth on Schedule 4.22, no Employee, officer, director or stockholder, of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any normal and customary compensation owed by the Company to any such Employee, officer or director for services rendered), (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral) other than, in the case of any such Employee, officer, director or stockholder, such Person’s arrangement or relationship with the Company as an employee, officer, director or stockholder of the Company, (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind (other than the direct or indirect ownership of an equity interests in a publicly traded company of such equity interest is less than five percent (5%) of such publicly traded company’s equity interests) in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a supplier, customer, landlord, tenant, creditor or debtor of the Company.

4.23                        Insurance. Schedule 4.23 sets forth a list, as of the date of this Agreement, of each insurance policy of the Company (the “Insurance Policies”).  Schedule 4.23 contains a list, including policy number, amount and type of coverage, of all policies or binders of insurance maintained by the Company on the Business or the assets of the Company as of the date hereof.  All such Insurance Policies are in full force and effect and all premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is otherwise in compliance in all material respects with all other terms thereof.  No written notice of cancellation, termination or non-renewal has been received by the Company with respect to any such policy.  There have been no claims against insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights.

4.24                        Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.25                        Due Diligence of the Company. The Company acknowledges that, as of the Closing, it will have conducted to its satisfaction an independent investigation of the Parent and, in making its determination to proceed with the Transactions, and the Company will have relied solely on the results of its own independent investigation and the representations and warranties of Parent and Merger Sub set forth in Article V.  Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub to the Company in connection with the Transactions, and the Company acknowledges and agrees that Parent and Merger Sub are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

5.1                               Organization and Good Standing of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not individually or in the aggregate, reasonably be expected to (i) result in a Parent Material Adverse Effect or (ii) prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.

5.2                               Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the Transactions (the “Parent Documents”) and to consummate the Transactions.  The execution and delivery of this Agreement and the Parent Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been, and each of the Parent Documents will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Parent Documents they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to any Enforceability Exceptions.  No Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Parent Documents by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other Consents as may be required under applicable securities Laws.  Parent has performed the valuation analysis required under the Hart Scott Rodino Antitrust Improvements Act, of 1976, as amended (and any foreign equivalents) (collectively, the “Merger Clearance Laws”), and has determined that the Transactions are valued below the current applicable reporting threshold(s) provided in any applicable Merger Clearance Law.

5.3                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by Parent and Merger Sub of this Agreement and of Parent Documents, the consummation of the Transactions, or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will conflict with, or result in violation of or Default under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent or Merger Sub; (ii) any Contract, or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order of any Governmental Body applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law, except with respect to clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to (a) result in a Parent Material Adverse Effect or (b) prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.

(b)                                 No Consent is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or Parent Documents or the compliance by Parent with any of the provisions hereof or thereof, except for such Consents, the absence of which would not, individually or in the aggregate, (i) result in a Parent Material Adverse Effect or (ii) reasonably be expected to prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.

5.4                               No Parent Material Adverse Effect. Since January 1, 2013, and through and including the Execution Date, neither Parent nor Merger Sub has undergone a Parent Material Adverse Effect.

5.5                               Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6                               Litigation. There is no action, suit or proceeding of any nature pending or, to Parent or Merger Sub’s knowledge, threatened against Parent or Merger Sub, or any of their respective properties, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the Transactions in accordance with the terms of this Agreement and the Related Documents.  There is no investigation pending or, to Parent or Merger Sub’s knowledge, threatened against Parent or Merger Sub, any of their respective properties by or before any Governmental Body, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the Transactions.

5.7                               Availability of Funds. Parent currently has access to sufficient, legally distributable funds, and will on the Closing Date have sufficient, legally distributable funds, to pay the Initial Purchase Price in cash.

5.8                               Due Diligence of Parent. Parent acknowledges that, as of the Closing, it will have conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the Transactions, and Parent will have relied on the results of its own independent investigation and the representations and warranties of the Company set forth in Article IV, including the Company Schedules and the Amended Company Schedules, as applicable.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent in connection with the Transactions, and Parent acknowledges and agrees that the Company is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Company or the Shares.  Parent further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to Parent or any of its employees, agents or representatives are not representations or warranties of the Company or any of its Affiliates.

ARTICLE VI

COVENANTS

6.1                               Access to Information; Confidentiality. The Company shall afford to Parent and its accountants, counsel, financial advisors and other representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s books, financial information (including working papers and data in the possession of the Company’s or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the Business, properties and personnel of the Company as Parent shall reasonably request; provided, however, such investigation shall be carried out in a manner that does not disrupt in any material respect the Company’s operations.  The Company shall authorize and direct the appropriate directors, managers, Employees, consultants and other advisors (including contract research organizations and contract manufacture organizations) of the Company to discuss matters involving the operations and Business with representatives of Parent, provided that the timing of such discussions shall be coordinated between the Company and Parent to comply with the foregoing provisions of this Section 6.1.  From and after the Closing, each Equityholder shall treat and hold as such any and all confidential information concerning the Business and affairs of the Company (“Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request and option of

Parent, all tangible embodiments (and all copies) of the Confidential Information which are in such Equityholder’s possession.  If any Equityholder is ever requested or required to disclose any Confidential Information, such Equityholder shall notify Parent promptly of such request or requirement so that Parent may seek an appropriate protective order or waive compliance with this Section 6.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Equityholder, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand liable for contempt, such Equityholder may disclose such Confidential Information to the extent so required.  Notwithstanding anything express or implied in the foregoing provisions of this Section 6.1 to the contrary, the Company shall not be required to disclose or provide access to any information if such disclosure or access would contravene any applicable Law.  No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.2                               Conduct of the Business Pending the Closing.

(a)                                 Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing, the Company and its Subsidiaries, as applicable, shall:

(i)                                     conduct its Business only in the Ordinary Course of Business;

(ii)                                  use its commercially reasonable efforts  to (A) preserve the present Business operations, organization (including officers and employees) and goodwill of the Company and its Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and its Subsidiaries (including customers and suppliers), provided that nothing in this subparagraph (ii) shall be construed as requiring the Company and its Subsidiaries to make any payment or to provide any consideration in order to comply with its obligations under this subparagraph (ii);

(iii)                               maintain (A) all of the material tangible assets and properties of, or used by, the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the Execution Date; and

(iv)                              (A) maintain the books, accounts and records of the Company and its Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and (C) comply with all material contractual and other obligations of the Company and its Subsidiaries.

(b)                                 Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.2(b), the Company and its Subsidiaries shall not:

(i)                                     incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person, except for (1) Indebtedness incurred, assumed or guaranteed in the Ordinary Course of Business in amounts not in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(ii)                                  grant, sell or issue, or commit to grant, sell or issue, any equity or equity based award or rights to acquire, any shares of capital stock or any other securities or any securities convertible into shares of capital stock or any other securities (including any options to acquire capital stock and other equity awards), except for (1) the issuance of shares of Company Common Stock pursuant to the terms of any shares of Company Preferred Stock outstanding on the Execution Date and disclosed on Schedule 4.4(a) that are convertible into shares of Company Common Stock, (2) the sale or issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the Execution Date and disclosed on Schedule 4.4(b), or (3) any commitment by the Company or its Subsidiaries to do any of the matters described in the foregoing clauses (1)-(2);

(iii)                               declare, pay or incur any obligation to pay any dividend or other distribution (whether payable in cash, stock or property) on its capital stock or other securities or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock or other securities, except that the provisions of this clause (iii) shall not limit, prohibit or prevent the Company or its Subsidiaries from (1) repaying any Indebtedness in accordance with its terms so long as the Company or its Subsidiaries incurred such Indebtedness prior to the Execution Date or (2) paying or incurring any obligation to pay any accruing dividend with respect to the Company Preferred Stock if the Company and its Subsidiaries is required to do so under its certificate of incorporation;

(iv)                              mortgage, pledge or otherwise encumber (including by creating any Lien that is not a Permitted Exception) any assets of the Company or its Subsidiaries or sell, transfer, license or otherwise dispose of any assets of the Company or its Subsidiaries except in the Ordinary Course of Business;

(v)                                 amend or propose to amend its certificate of incorporation, bylaws or other comparable organizational documents;

(vi)                              incur or authorize any capital expenditures or any obligations or liabilities in respect of capital expenditures;

(vii)                           make any loans, advances or capital contributions to, or investments in, any other Person;

(viii)                        assign, release or forgive any Indebtedness;

(ix)                              split, combine, reclassify, repurchase, redeem or otherwise acquire any shares of Company Capital Stock, except for repurchases of unvested shares of Company Common Stock held by employees, directors, consultants or advisors to the Company, at cost or less, in connection with termination of employment or other service relationship with the Company or the occurrence or non-occurrence of other events in accordance with the applicable vesting terms of such unvested shares;

(x)                                 abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Company Permit or other material assets (other than with respect to Company Intellectual Property);

(xi)                              merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii)                           form any Subsidiary or acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than the acquisition of assets in the Ordinary Course of Business with a purchase price (including assumed Indebtedness) that does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate;

(xiii)                        enter into or renew any Material Contract, unless such Material Contract is entered into or renewed by the Company in the Ordinary Course of Business or unless such Material Contract can be terminated by the Company from and after the Closing without any penalty, payment or Liability by giving prior written notice of terminate of ninety (90) days or less;

(xiv)                       make any change in (whether by amendment or modification or otherwise) any material right under any Material Contract, unless such Material Contract can be terminated by the Company from and after the Closing without any penalty, payment or Liability by giving prior written notice of terminate of ninety (90) days or less;

(xv)                          terminate any Material Contract or waive, release or assign any material right under any Material Contract;

(xvi)                       make any change in any method of accounting or accounting practice;

(xvii)                    (A) make, change or revoke any material Tax election; (B) adopt or change any accounting method in respect of Taxes; (C) file any amended Tax Return; (D) enter into any Tax allocation agreement, Tax sharing agreement, pre-filing or advance pricing agreement or Tax indemnity agreement; (E) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes; (F) surrender or forfeit any material Tax refund; or (G) Consent to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of any Taxes;

(xviii)                 waive, release, assign, compromise, settle or agree to settle any Legal Proceeding involving a Person other than Parent, Merger Sub or any of their respective Affiliates (including any Legal Proceeding relating to this Agreement or the Transactions);

(xix)                       (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to use commercially reasonable efforts to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property (other than non-exclusive licenses or sublicenses of Company Intellectual Property to contractors of the Company for purposes of carrying out research, development and manufacturing activities for and on behalf of the Company), (B) amend, waive, cancel or modify any rights in or to the Company Intellectual Property, (C) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by the Company or (D) divulge, furnish to or make accessible any trade secrets within Company Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;

(xx)                          (A) establish, adopt, enter into, amend or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the Execution Date (other than amendments required by law or to comply with the Code), (B) increase the compensation or fringe benefits of any current or former employee, director, officer or independent contractor of the Company (except for (x) increases required to comply with applicable Law, (y) increases required pursuant to any Company Employee Plan in effect on the date hereof, and (z) bonuses paid out of Initial Purchase Price amounts, as disclosed to Parent prior to the date hereof and set forth in the Initial Payment Allocation Schedule), (C) grant any severance or termination pay to any present or former director, officer, employee or independent contractor of the Company, or (D) loan or advance any money or other property to any present or former director, officer or employee of the Company;

(xxi)                       hire any employee, independent contractor or consultant to be employed by or perform services on behalf of the Company;

(xxii)                    correspond, communicate or consult with the FDA or similar Governmental Body outside the Ordinary Course of Business without providing Parent with prior written notice and the opportunity to consult with the Company with respect to such correspondence, communication or consultation; and

(xxiii)                 directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 6.2(b)(i) through 6.2(b)(xxii).

6.3                               Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all Consents from, and provide all notices to, all Persons that are not a Governmental Body, which Consents, waivers, approvals and notices are set forth on Schedule 6.3.  All such Consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such Consents, waivers and approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent or any of their respective Affiliates shall be required to pay any amounts or offer any value in connection with obtaining any such Consent, waiver or approval.

6.4                               Governmental Consents and Approvals.

(a)                                 Each of Parent, Merger Sub, and the Company shall use their respective commercially reasonable efforts to obtain at the earliest practical date all Consents, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies that are required from Parent, Merger Sub or the Company, as the case may be, to consummate, or in connection with, the Transactions, including the Consents, Orders, Permits, authorizations, declarations, filings and notices referred to in Section 4.3(b).  Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings described in this Section 6.4.

(b)                                 Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under any Law.

6.5                               Further Assurances. Subject to, and not in limitation of, Section 6.4, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

6.6                               Publicity.

(a)                                 None of Parent, Merger Sub or the Company shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law or unless, in the sole judgment of Parent, disclosure is required by the applicable rules of any stock exchange or self-regulatory organization on which Parent or its Affiliates lists securities, provided that to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other parties with respect to the text thereof.  Notwithstanding the foregoing, that parties acknowledge and agree that it is their intention to issue a press release, in form and substance to be mutually agreed upon by Parent, Company and Holder Representative, disclosing the existence of this Agreement and describing certain financial and other information concerning the Transactions.

(b)                                 Each of Parent, the Holder Representative and the Company agrees that they shall agree on appropriate disclosure of the financial terms of this Agreement; provided that, subject to the provisions of Section 6.6(a) and this Section 6.6(b), this Agreement shall not be publicly disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law; provided further that the Holder Representative shall be entitled to share the financial terms of this Agreement under confidentiality with its advisors and representatives as necessary or desirable.

6.7                               Notification of Certain Matters. Each of the Holder Representative and the Company shall give notice to Parent and Parent shall give notice to the Holder Representative and the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Parent or their respective Affiliates related to this Agreement or the Transactions; provided that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto; and provided further that nothing in the foregoing provisions of this Section 6.7 shall be construed as limiting, waiving, terminating or superseding the provisions of Section 6.9.

6.8                               Tax Matters.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                     Subject to Section 6.2(b)(xvii) of this Agreement, the Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company that are due on or before the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.

Such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns.

(ii)                                  Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company that are due after the Closing Date and shall pay or cause to be paid all Taxes shown due thereon, without limitation to its rights to indemnification pursuant to Article VIII.  Tax Returns  for any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date shall be prepared in a manner consistent with prior Tax Returns, except as otherwise required by applicable Law.  Parent shall permit the Holder Representative to review and comment on each such income Tax Return for any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date at least fifteen (15) days prior to filing and shall give due regard to any timely and reasonable comments requested by the Holder Representative.  No Tax Returns of the Company that were filed prior to the Closing Date shall be amended without the Holder Representative’s written consent, which shall not be unreasonably withheld, conditioned or delayed unless otherwise required by applicable Law.

(b)                                 Cooperation on Tax Matters.  Parent, the Company and the Holder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, other administrative proceeding or inquiry or judicial proceeding with respect to Taxes (a “Tax Contest”).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Company and the Holder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company and the Holder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, without prejudice to the rights of the other party.

(c)                                  Tax Claims.  If, subsequent to the Closing, Parent or the Company receives notice of a Tax Contest that, if successful, would result in an indemnity payment by the Equityholders (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent shall provide the Holder Representative with a copy of such notice, and if Parent fails to do so no Parent Indemnified Party shall be entitled to indemnification under this Agreement with respect to any Damages arising from such Tax Claim, unless the failure did not substantially prejudice the ability of the Holder Representative to assert its rights under this paragraph.  Parent shall have the right, at its own expense, to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period, provided, however, that (a) Parent shall keep the Holder Representative informed of all material developments on a timely basis and Parent shall not resolve such Tax Claim in a manner that could reasonably be expected to have an adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without the Holder Representative’s written consent, which consent shall not be unreasonably withheld and (b) the Holder Representative will have the right, but not the obligation, by written notice to Parent within ten (10) days after receipt of notice of the Tax Claim to assume the defense of such Tax Claim at its own expense, in which case the Holder Representative shall keep Parent reasonably informed of all material developments on a timely basis and shall not resolve such Tax Claim without Parent’s written consent, which consent shall not be unreasonably withheld.

(d)                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (collectively, “Transfer Taxes”) shall be borne and paid 50% by Parent and 50% by the Equityholders, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e)                                  Convention for Allocating Taxes.  To the extent permitted under applicable Laws, the Company shall close the taxable year of the Company as of the close of business on the Closing Date, provided that if the Company is required to file a Tax Return for a Straddle Period, the portion of Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be calculated as though the taxable period of the Company terminated as of the close of the Closing Date; provided further that in the case of real property, personal property and similar ad valorem Taxes, the portion of the Tax for a Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

6.9                               Update of Company Schedules. In the event of any matter arising at any time after the execution of this Agreement (the “Execution Date”) that, if existing or occurring at or before the Execution Date, would have been required to be set forth or described in the Company Schedules as of the Execution Date or that is necessary to correct any information in the Company Schedules that is or has become inaccurate as a result of such matter arising at any time after the Execution Date, then the Company shall, at the Closing, deliver to Parent an amended, updated and/or supplemented version of the Company Schedules (such amended, updated and/or supplemented version of the Company Schedules being hereinafter referred to in this Agreement as the “Amended Company Schedules”) for purposes of disclosing such matter or correcting such inaccuracy.  The Amended Company Schedules and any changes made therein to any of the disclosures previously made in the Company Schedules shall not be taken into account in determining whether the conditions set forth in Section 7.1(a) have been satisfied (for purposes of clarity, it being understood and agreed that, for purposes of satisfying the conditions set forth in Section 7.1(a), the representations and warranties made by the Company in this Agreement shall only be qualified and subject to such disclosures and exceptions as were set forth in the Company Schedules).  If the Closing occurs, (i) the Amended Company Schedules shall be deemed and treated as superseding the Company Schedules in its entirety (except with respect to any matter which constituted a breach of the representations and warranties of the Company set forth in this Agreement as of the Execution Date) and (ii) for purposes of this Agreement (including the indemnification provisions of Article VIII hereof), the representations and warranties made by the Company in this Agreement shall be qualified and subject to such disclosures and exceptions as are set forth in the Amended Company Schedules (except with respect to any matter which constituted a breach of the representations and warranties of the Company set forth in this Agreement as of the Execution Date).

6.10                        Indemnification of Directors and Officers; Insurance.

(a)                                 For a period of six (6) years from and after the Closing, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses) all past and present officers and directors of the Company to the same extent such persons are permitted to be indemnified by the Company as of the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws, employment agreements, indemnification agreements identified on the

Disclosure Schedules or under applicable Law, in each case, as existing on the Closing Date, for acts or omissions which occurred at or prior to the Effective Time (the persons entitled to be indemnified pursuant to such indemnification provisions being referred to, collectively, as the “Section 6.10 Indemnified Person” and each individually as a “Section 6.10 Indemnified Person”).  For a period of six (6) years from and after the Closing, each of the Surviving Corporation and Parent shall cause the certificate of incorporation and bylaws of the Company to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are at least as favorable as those set forth in the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Closing, which provisions of the certificate of incorporation and bylaws of the Surviving Corporation shall not to be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect, in any material respect, the rights of any Section 6.10 Indemnified Person under such provisions (unless such amendment or modification is required by Law).

(b)                                 Parent, in its sole discretion, either (a) shall cause the Surviving Corporation to maintain the Company’s directors and officers insurance policies’ as in effect immediately prior to the Closing for a period of six (6) years after the Closing, or (b) shall cause the Surviving Corporation to obtain, at the expense of Parent or the Surviving Corporation, a non-cancellation run-off insurance policy for a period of six (6) years after the Closing, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing for all Persons who were Section 6.10 Indemnified Person on or prior to the Closing providing the same level of coverage as that in existence under Company’s directors and officers insurance policies’ in effect immediately prior to the Closing; provided that, in lieu of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, Parent may obtain a prepaid tail policy, which provides directors’ and officers’ liability insurance tail coverage for a period ending no earlier than the sixth (6th) anniversary of the Effective Time.

(c)                                  The provisions of this Section 6.10 shall survive the Closing and are (i) expressly intended to benefit of, and shall be enforceable by, each Section 6.10 Indemnified Person (or his or her heirs, successors or representatives) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Section 6.10 Indemnified Person may have by contract or otherwise. Subject to Section 10.9, in the event Parent or the Surviving Corporation or any of its successors (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made to the extent not otherwise effected by operation of law so that the successors of Parent or the Surviving Corporation, as the case may be, assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.10.

6.11                        License Compliance. Parent hereby covenants and agrees that it shall and shall cause the Surviving Corporation, from and after the Closing Date, to comply with the terms and conditions of that certain (i) Definitive Agreement, by and between the Leukemia & Lymphoma Society and the Company, dated as of June 24, 2010, as amended (the “LLS Agreement”), and (ii) License Agreement, dated as of October 7, 2008, by and among the Company, the President and Fellows of Harvard College, and Dana-Farber Cancer Institute, Inc., as amended to date (the “Harvard/DFCI Agreement”), including all development and commercialization obligations thereunder.

6.12                        Control of Operations. Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing to the extent such control or direction would violate any Law.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.13                        Written Consent; Board Recommendation.    The Board shall recommend the adoption of this Agreement by the Stockholders (the “Company Recommendation”) and shall not withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation.  Promptly following its receipt of the Written Consents, but in no event later than ten (10) Business Days following the execution of this Agreement, the Company will deliver copies of such Written Consents constituting the Stockholder Approval to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary, certifying, in his or her capacity as such, that such Written Consents constitute the Stockholder Approval.

ARTICLE VII

CONDITIONS TO CLOSING

7.1                               Conditions Precedent to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Company set forth in Article IV that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case both as of the Execution Date and as of the Closing as though made at and as of the Closing (except with respect to representations and warranties of the Company in Article IV that address matters only as of an earlier date, in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)                                  there shall not have occurred a Company Material Adverse Effect since the Balance Sheet Date that is pending or continuing;

(d)                                 there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(e)                                  Parent shall have received a certificate signed by the Chief Executive Officer of the Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a) and (b) have been satisfied in all respects;

(f)                                   the Company shall have obtained or made any other Consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the Transactions;

(g)                                  the Company shall have obtained those Consents listed on Schedule 7.1(g) that the Company is required to obtain as indicated on Schedule 7.1(g), each such Consent to be in a form reasonably satisfactory to Parent and copies thereof shall have been delivered to Parent;

(h)                                 the Company shall have received (and provided Parent with copies of) resignation letters executed and delivered by each of the officers and directors of the Company prior to the Effective Time, in each case effective as of the Effective Time;

(i)                                     Parent shall have received:

(i)                                     certificates of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to the Company, issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

(ii)                                  affidavits in a form reasonably acceptable to the Parent that the Company is not a U.S. real property holding corporation as defined in Section 897, and that no withholding is required under Section 1445 of the Code;

(iii)                               copies of the Company Board Approval, certified by the Secretary of the Company, as to the authorization of this Agreement and the Transactions;

(iv)                              copies of the Company Board Approval, certified by the Secretary of the Company, as to the termination of the 401(k) Plan of the Company;

(v)                                 copies of each of the Initial Payment Allocation Schedule;

(vi)                              estimates of the Estimated Closing Date Net Free Cash Amount and the Estimated Unpaid Company Transaction Expenses as required by Section 3.7;

(vii)                           copies of payment and satisfaction in full of any intercompany Indebtedness (including Indebtedness between the Company and any of its Subsidiaries) in a form reasonably satisfactory to Parent;

(viii)                        copies of the Merger Certificate executed by the Company; and

(ix)                              such other customary documents as Parent shall reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions; and

(j)                                    the Company Board Approval shall be in full force and effect.  Stockholders holding at least (i) a majority of the outstanding shares of Company Preferred Stock (calculated on an as-converted basis) and (ii) a majority of the outstanding shares of Company Common Stock shall have approved this Agreement, the Merger and the other Transactions and such approval shall be in full force and effect.  Stockholders holding not more than five percent (5%) of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have exercised, or have continuing rights to exercise, appraisal or dissenters’ rights under the DGCL with respect to the Transactions.

7.2                               Conditions Precedent to Obligations of the Company.    The obligations of the Company to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of Parent and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 Parent and Merger Sub shall have each performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date;

(c)                                  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(d)                                 the Company shall have received a certificate signed by the Chief Executive Officer of Parent and the President of Merger Sub, in form and substance reasonably satisfactory to the Company and the Holder Representative, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) and 7.2(b) have been satisfied in all respects;

(e)                                  Parent and Merger Sub shall have obtained or made any other Consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by them in connection with the execution and delivery of this Agreement or the consummation of the Transactions; and

(f)                                   the Company shall have received such customary documents from Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions.

ARTICLE VIII

INDEMNIFICATION

8.1                               Survival of Representations, Warranties and Covenants.    The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties (i) of the Company set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes) and 4.24 (Financial Advisors) (collectively, the “Company Fundamental Representations”) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations, and (ii) of Parent set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) and 5.5 (Financial Advisors) (collectively, the “Parent Fundamental Representations”) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations.  All covenants and agreements of the parties contained in this Agreement shall survive the Closing for an indefinite period of time unless and until such covenants or agreements expire or terminate in accordance with their respective terms.  Each representation, warranty, covenant or agreement set forth in this Agreement shall expire and terminate at the end of the applicable survival period of such representation, warranty, covenant or agreement as specified above in this Section 8.1; provided, however, that no representation, warranty, covenant or agreement of any party contained in this Agreement shall expire or terminate with respect to any claim or Losses as to which the Person to be indemnified in connection with the failure or breach of such representation, warranty, covenant or agreement shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with this Article VIII before the expiration or termination of the survival period applicable to such representation, warranty, covenant or agreement as specified in this Section 8.1.

8.2                               Indemnification.

(a)                                 From and after the Closing, and subject to the terms and conditions set forth in this Article VIII, each Equityholder, severally and not jointly hereby agrees to indemnify and hold Parent, the Surviving Corporation, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all Losses:

(i)                                     based on, attributable to or resulting from the failure of any of the representations or warranties made by the Company in Article IV of this Agreement to be true and correct as of the date hereof and at and as of the Closing Date;

(ii)                                  based on, attributable to or resulting from the breach on the part of the Company of any covenant or other agreement contained in this Agreement if, but only if and to the extent that, the express terms of such covenant or other agreement provide for or require performance by the Company of such covenant or agreement at or prior to the Closing; and

(iii)                               based upon, attributable to or resulting from (A) any breach by any officer, manager or director of the Company or any of its Subsidiaries of any fiduciary duty owed by such officer, manager or director to any Stockholder, which breach occurred prior to, in connection with or as a result of the Merger and the Transactions, (B) any claim by any Person claiming to be entitled to a payment of any portion of the Merger Consideration as a result of the Transactions, other than any claims (x) relating to Parent’s failure to pay any portion of the Merger Consideration pursuant to this Agreement, and (y) against Parent arising under this Article VIII, or (C) any claim or Liability relating to any employee or consultant, or former employee or consultant, of the Company relating to or arising out of such individual’s employment (or service) or termination thereof by the Company prior to the Closing.

(b)                                 From and after the Closing, and subject to the terms and conditions set forth in this Article VIII, Parent hereby agrees to indemnify and hold each of the Equityholders, the Holder Representative and each of their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) harmless from and against, and pay to the applicable Equityholder Indemnified Parties the amount of any and all Losses:

(i)                                     based on, attributable to or resulting from the failure of any of the representations or warranties made by Parent and Merger Sub in this Agreement or in any Parent Document to be true and correct at the date hereof and as of the Closing Date; and

(ii)                                  based on, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent or Merger Sub under this Agreement.

(c)                                  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  Except if and to the extent otherwise provided in Section 6.9 (Update of Company Schedules), the waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(d)                                 Notwithstanding the foregoing, Losses shall be calculated net of the amount of any insurance proceeds actually received by any indemnified party (off-set by any deductible and any increase in premium resulting therefrom), and any indemnity or contribution amounts actually recovered by an indemnified party for the applicable matter hereunder, and net of the amount of any Tax benefits actually realized as a result of such Losses in the year of the Loss (calculated using the highest marginal tax rates applicable to taxpayers of the same type and resident or doing business in the same jurisdictions as the person realizing the Tax benefit).  For purposes of the preceding sentence, a Tax benefit shall be “actually realized” if such benefit is available to an indemnified party for the Tax year in which the applicable Loss occurs, regardless of whether such indemnified party claims such benefit on a Tax Return.

8.3                               Indemnification Procedures.

(a)                                 A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII except and only to the extent that, the indemnifying party demonstrates actual material damage caused by such failure, and then only to the extent thereof.

(b)                                 In the event of a Third Party Claim, the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure, and then only to the extent thereof.  Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to conduct and control the defense of, negotiate, settle or otherwise deal with, any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If (i) the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, (ii) the indemnifying party fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, or (iii) in the case of any Third Party Claim which seeks an injunction (including specific performance) against any Parent Indemnified Party, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim and the indemnifying party may still participate in, but not control, the defense of such Third Party Claim.  If the indemnifying party assumes such defense as provided in this Section 8.3(b), the indemnifying party will not be liable (and the indemnified party may not seek indemnification under this Article VIII) for any legal expenses incurred by any indemnified party in connection with the defense of such claim.  If the indemnifying party does not assume the defense of any Third Party Claim and the indemnified party defends such Third Party Claim, then the reasonable out of pocket expenses of counsel for such indemnified party with respect to defending such Third Party Claim shall constitute Losses for which such indemnified party may seek indemnification under this Article VIII if such indemnified party is entitled to indemnification under this Article VIII with respect to such Third Party Claim.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided that the Parent Indemnified Parties shall not be obligated to provide information or documents that are subject to attorney-client privilege, attorney work-product or other information or documents regarding a Parent Indemnified Party’s strategy regarding the obligations of the indemnifying party with respect to such Third Party Claim, unless and until the relevant Parent Indemnified Parties and the Holder Representative have entered into a joint-defense agreement or other such arrangement permitting the confidential sharing of such information or documents, which each agrees to use commercial reasonable efforts to execute and deliver promptly.  Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent (such consents not to be unreasonably withheld, conditioned or delayed) of the other party, settle or compromise any Third Party Claim or permit a Default or Consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.  To the extent the Third Party Claim is a Tax Claim, the procedures in Section 6.8(c) shall control, and not those in this Section 8.3(b).

(c)                                  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached a written agreement, in each case with respect to an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Sections 8.4 and 8.5.

(d)                                 For purposes of clarification, and notwithstanding anything express or implied in the foregoing provisions of this Section 8.3 to the contrary, the Equityholders, as indemnifying parties, shall not have any personal liability for the payment of any costs and expenses incurred by the indemnified party in defending or participating in the defense of any Third Party Claim.  If one or more Equityholders is the indemnifying party, then any obligation that such Equityholders may have under this Section 8.3 for the payment of any costs and expenses incurred by the indemnified party in defending or participating in the defense of any Third Party Claim shall itself be treated as a Loss for which the indemnified party is entitled to indemnification under this Article VIII and such Loss shall be satisfied solely in the manner provided in, and subject to the provisions of, Sections 8.4 and 8.5, to the extent applicable.

8.4                               Limitations on Indemnification.

(a)                                 No Equityholder shall have any liability under Section 8.2(a)(i) unless the aggregate amount of Losses incurred by the Parent Indemnified Parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties thereunder to be true and correct exceeds an amount equal to One Percent (1.0%) of the Base Price (the “Deductible”) and, in such event, the Equityholders shall be required to pay, subject to all of the limitations set forth in this Section 8.4, the amount of all such Losses in excess of the Deductible; provided that the Deductible limitation shall not apply to Losses related to the failure to be true and correct of any of the Company Fundamental Representations.

(b)                                 Parent shall not have any liability under Section 8.2(b)(i) unless the aggregate amount of Losses incurred by the Equityholder Indemnified Parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties thereunder to be true and correct exceeds an amount equal to the Deductible and, in such event, Parent shall be required to pay, subject to all of the limitations set forth in this Section 8.4, the amount of all such Losses in excess of the Deductible; provided that the Deductible limitation shall not apply to Losses related to the failure to be true and correct of any of the Parent Fundamental Representations.

(c)                                  Subject to Section 8.9, the sole recourse and remedy of the Parent Indemnified Parties to satisfy those Losses for which the Parent Indemnified Parties are entitled to indemnification under Section 8.2(a)(i) (after giving effect to all applicable limitations set forth in this Section 8.4) based upon, attributable to or resulting from the failure of any of the representations or warranties of the Company under Article IV to be true and correct (other than the Company Fundamental Representations which shall be subject to the limitations on recourse and remedies set forth in Section 8.4(d) below) shall be to seek to satisfy up to the amount of such Losses by exercising, in accordance with the provisions of Section 8.5, a right of set-off against a portion of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement; provided, however, that in no event shall any such Milestone Payment be reduced by more than Ten Percent (10%) in the aggregate as a result of the exercise of such right of set-off in connection with any and all Losses that are subject to the limitations set forth in this Section 8.4(c).  Except if and to the extent otherwise provided in Section 8.9 and in the foregoing provisions of this Section 8.4(c), none of the Equityholders shall have any liability for any and all Losses that are subject to the limitations set forth in this Section 8.4(c).

(d)                                 Subject to Section 8.9, the sole recourse and remedy of the Parent Indemnified Parties to satisfy those Losses for which the Parent Indemnified Parties are entitled to indemnification (after giving effect to all applicable limitations set forth in this Section 8.4) (x) under Section 8.2(a)(i) based upon, attributable to or resulting from the failure of any of the Company Fundamental Representations or (y) under Section 8.2(a)(ii) and 8.2(a)(iii), shall be to seek to satisfy up to the amount of such remaining Losses by exercising, in accordance with the provisions of Section 8.5, a right of set-off against the amount of each Milestone Payment that would thereafter otherwise be payable to the Equityholders pursuant to this Agreement; provided, however, that in no event shall any such Milestone Payment be reduced by more than Twenty Percent (20%) until the 18-month anniversary of the Closing Date, and from and after the 18-month anniversary of the Closing Date, by more than Ten Percent (10%).  Except if and to the extent otherwise provided in Section 8.9 and in the foregoing provisions of this Section 8.4(d), none of the Equityholders shall have any liability for any and all Losses that are subject to the limitations set forth in this Section 8.4(d).

(e)                                  Subject to Section 8.9, in no event shall the aggregate amount of the Losses for which the Equityholder Indemnified Parties are entitled to indemnification under Section 8.2(b)(i) (after giving effect to all applicable limitations set forth in this Section 8.4) based upon, attributable to or resulting from the failure of any of the representations or warranties of Parent and Merger Sub under Article V to be true and correct exceed Ten Million Dollars ($10,000,000).  Notwithstanding the foregoing sentence or anything in this Agreement to the contrary, nothing shall limit (or be deemed to limit) the aggregate amount of the Losses for which the Equityholder Indemnified Parties are entitled to indemnification under Section 8.2(b)(ii).

(f)                                   No Parent Indemnified Parties shall make any claim for, or have any right to, indemnification under Section 8.2(a) in connection with any failure or breach of any representation, warranty, covenant or agreement otherwise subject to indemnification thereunder unless such claim for indemnification is made prior to the expiration or termination of such representation, warranty, covenant or agreement pursuant to Section 8.1.

(g)                                  No Equityholder Indemnified Parties shall make any claim for, or have any right to, indemnification under Section 8.2(b) in connection with any failure or breach of any representation, warranty, covenant or agreement otherwise subject to indemnification thereunder unless such claim for indemnification is made prior to the expiration or termination of such representation, warranty, covenant or agreement pursuant to Section 8.1.

(h)                                 Solely for purposes of calculating the amount of Losses that are subject to indemnification pursuant to this Article VIII based upon, attributable to or resulting from the failure or breach of any representation, warranty, covenant or agreement contained in this Agreement, any materiality or Company Material Adverse Effect qualifications in such representation, warranty, covenant or agreement shall be disregarded.  Any materiality or Company Material Adverse Effect qualifications in any representation, warranty, covenant or agreement contained in this Agreement shall be given full force and effect for purposes of determining whether there has been any failure or breach of such representation, warranty, covenant or agreement that entitles an indemnified party to make a claim for indemnification under this Article VIII.

(i)                                     After the Closing, the Equityholders shall have no right of contribution or other recourse against Parent or the Surviving Corporation or its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any breach of any representation, warranty, covenant or agreement of the Company, it being acknowledged and agreed that the covenants and agreements of the Company, to the extent they are required to be performed prior to or at the Closing, are solely for the benefit of Parent Indemnified Parties.

(j)                                    For the avoidance of doubt, there shall be no liability in connection with any claim for indemnification under this Article VIII by any Parent Indemnified Party with respect to any matter to the extent that such matter has already been taken into account and reflected in full in calculating the Purchase Price Adjustment in accordance with Article III (it being understood and agreed by the parties that their intent in this Section 8.4(j) is to agree to avoid duplicative claims or adjustments for the same Losses).

(k)                                 Notwithstanding any other provision contained in this Agreement, the Parent Indemnified Parties right of set-off pursuant to Sections 8.4(c) and 8.4(d) shall apply to any Losses identified in, or that arise out of, relate to or are based on any Loss Event identified in, an indemnity notice given prior to the expiration or termination of the survival period applicable to such representation, warranty, covenant or agreement as specified in Section 8.1, even if the Milestone Payments have not yet been determined pursuant to Section 3.2.

8.5                               Payment of Claims.    In the event of any claim for indemnification pursuant to Section 8.2 hereof, the indemnified party will advise the indemnifying party in writing with reasonable specificity, to the extent known, of the amount and circumstances surrounding such claim.  If, after the indemnified party delivers a claim for indemnification to the indemnifying party in accordance with the immediately preceding sentence of this Section 8.5 the indemnifying party accepts such claim in writing, the full amount thereof shall be satisfied by Parent exercising a right of set-off against any unpaid Milestone Payment that is otherwise due and payable by Parent pursuant to Article III (subject to the provisions of Section 8.4 that may impose limitations on such right of set-off), and (ii) with respect to any

Equityholder Indemnified Party, by Parent making a cash payment to the Equityholders promptly after Parent has accepted such claim for indemnification, which cash payment shall be in accordance with the Future Payment Allocation Schedule that is applicable to such payment and shall be made by wire transfer of immediately available funds into accounts designated on the applicable Future Payment Allocation Schedule.  If, within thirty (30) days after the indemnified party delivers a claim for indemnification to the indemnifying party in accordance with the first sentence of this Section 8.5, Section 8.3(a) or Section 8.3(b), the indemnifying party has not accepted such claim for indemnification, then, (A) if the indemnified party is a Parent Indemnified Party, such claim may be satisfied by Parent exercising a right of set-off of any additional sums due and owing to any Parent Indemnified Party against any Milestone Payment that is due and payable by Parent pursuant to Article III (subject to the provisions of Section 8.4 that may impose limitations on such claim), and (B) if the indemnified party is either a Parent Indemnified Party or a Equityholder Indemnified Party, such indemnified party may commence an action or proceeding in a court of competent jurisdiction seeking to enforce the indemnified party’s right to indemnification subject to, and in accordance with, the provisions of this Article VIII (including the provisions of Section 8.4, which impose limitations on the indemnified party’s right to indemnification under this Article VIII).

8.6                               Insurance Collection.    If any indemnified party recovers any amount from any insurer in connection with any matter in respect of which such indemnified party obtained indemnification under this Article VIII, then such indemnified party will promptly pay over, in the case of a Parent Indemnified Party to the Equityholders in accordance with the Future Payment Allocation Schedule that is applicable to such payment (and such payment shall be made to the Equityholders in cash by wire transfer of immediately available funds into accounts designated on the applicable Future Payment Allocation Schedule), and in the case of an Equityholder Indemnified Party to Parent, the amount so recovered from such insurer to the extent not in excess of the amount of the indemnification obtained by such indemnified party under this Article VIII in respect of such matter.

8.7                               Tax Treatment of Indemnity Payments.    The Equityholders and Parent agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes to the extent permitted by Law.

8.8                               Role and Liability of Holder Representative.    Notwithstanding anything express or implied in this Article VIII to the contrary, Holder Representative, acting in its capacity as representative of the Equityholders, is hereby authorized to exercise all of the rights, and perform all of the obligations, of the Equityholders under this Article VIII.  Without limiting the generality of the foregoing, (a) any and all notices that any or all of the Equityholders are entitled or required to give under this Article VIII may be given by the Holder Representative for and on behalf of the Equityholders and (b) the Holder Representative is hereby authorized to receive notices for and on behalf of any and all of Equityholders under this Article VIII.  The Holder Representative, in its capacity as a representative of the Equityholders, shall have no liability or obligation to any Parent Indemnified Person under this Article VIII or under any other provision of this Agreement.

8.9                               Sole and Exclusive Remedy.    From and after the Closing Date, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy following the Closing as to all money damages or amounts which otherwise might be due under the indemnification provisions contained, and for any breach of any provision contained in, this Agreement, or otherwise for any action arising out of the subject matter of this Agreement (it being understood and agreed that nothing in this Section 8.9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement and it being further understood and agreed that nothing in this Section 8.99 shall limit the rights or remedies, at law or in equity, of any Person against any other Person for such other Person’s common law fraud or intentional misrepresentation in bad faith.

ARTICLE IX

TERMINATION

9.1                               Termination of Agreement.    This Agreement may only be terminated prior to the Closing as follows:

(a)                                 At the election of the Holder Representative or Parent on or after April 30, 2014  (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that (i) in the case of any such termination by the Holder Representative, the Equityholders are not in material breach of any of their covenants or agreements hereunder and (ii) in the case of any such termination by Parent, Parent is not in material breach of any of its covenants or agreements hereunder;

(b)                                 by mutual written consent of the Holder Representative and Parent;

(c)                                  by the Holder Representative or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)                                 by Parent (provided that it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Holder Representative of notice of such breach from Parent;

(e)                                  by the Holder Representative (provided that the Company is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Parent of notice of such breach from Holder Representative; or

(f)                                   by Parent if the Company has not by 5:00 P.M. Boston, Massachusetts time on the tenth (10th) Business Day (or, if such day is not a Business Day, then on the next successive Business Day) following the execution of this Agreement, obtained the Stockholder Approval.

9.2                               Procedure Upon Termination.    In the event of termination and abandonment by Parent or the Holder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Parent, the Company or the Equityholders.

9.3                               Effect of Termination.    In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, any Equityholder or the Company;  provided, however, that the obligations of the parties set forth in Section 6.6, this Section 9.3 and Article X shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve Parent or the Company of any liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE X

MISCELLANEOUS

10.1                        Expenses.    Except as otherwise provided in this Agreement and subject to the provisions of this Agreement that pertain to the treatment of the Closing Date Net Free Cash Amount and the Unpaid Company Transaction Expenses, Parent and Merger Sub shall bear their own expenses, and the Company shall bear its own expenses (including any portion of such expenses that benefit or are for the benefit of the Equityholders), in either case to the extent incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

10.2                        Holder Representative.

(a)                                 Each Equityholder hereby irrevocably appoints Augustine Lawlor (in his capacity as Holder Representative, together with his permitted successors) as such Equityholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Equityholder, including with respect to the cancellation of such Equityholder’s Company Options and the receipt by such Equityholder of all the consideration that such Equityholder is entitled to receive in connection with such transfer and/or cancellation, all in accordance with the terms and provisions of this Agreement, and to act on behalf of such Equityholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Holder Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power:

(i)                                     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Equityholders to consummate the Transactions;

(ii)                                  to take all action necessary or desirable for and on behalf of the Equityholders in connection with this Agreement and to take all action expressly contemplated, permitted or reserved to be taken by the Holder Representative under this Agreement;

(iii)                               to object to, negotiate, assume and control the defense of, and settle, claims for indemnification made against the Equityholders pursuant to Article VIII;

(iv)                              to deliver instructions and authorizations to Parent with respect to the allocation of the Initial Purchase Price or any Future Payment among the Equityholders pursuant to, and in accordance with, the terms and conditions of this Agreement;

(v)                                 to take all actions necessary or appropriate in the judgment of the Holder Representative to enforce (including by seeking legal or equitable remedies against Parent, Merger Sub or the Surviving Corporation by or on behalf of the Equityholders) this Agreement, the obligations of Parent, Merger Sub or the Surviving Corporation hereunder and thereunder;

(vi)                              to make, prosecute, negotiate and settle claims for indemnification for and on behalf of the Equityholders against Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement;

(vii)                           to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions contemplated by this Agreement (it being understood that such Equityholder shall execute and deliver any such documents which the Holder Representative agrees to execute);

(viii)                        to negotiate, execute and deliver any amendment or amendments to this Agreement;

(ix)                              to terminate this Agreement if the Equityholders are entitled to do so;

(x)                                 to give and receive all notices and communications to be given or received under this Agreement and to receive , including service of process in connection with arbitration;

(xi)                              to take all actions which under this Agreement may be taken by the Equityholders and to do or refrain from doing any further act or deed on behalf of the Equityholders which the Holder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Equityholder could do if personally present; and

(xii)                           to take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing clauses (i) - (xi).

(b)                                 If Augustine Lawlor becomes unwilling or unable to serve as Holder Representative, such other Person or Persons as may be designated by either Augustine Lawlor or Healthcare Ventures VIII, L.P., shall succeed as the Holder Representative.

(c)                                  The Holder Representative shall receive no compensation for his services under this Agreement.  The fees, costs and expenses of the Holder Representative incurred following the Effective Time, including any fees and expenses incurred by it in connection with the retention of any legal counsel, experts (including expert witnesses), consultants and other representatives engaged by it whether involving a claim for indemnification or otherwise, shall be the sole responsibility of the Equityholders.  Prior to any Milestone Payment being made, the Holder Representative shall be entitled to direct Parent to remit to the Holder Representative, from fees and expenses otherwise payable to the Equityholders pursuant to such Milestone Payment, an amount equal to any fees and expenses incurred by the Holder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement and such amount shall be remitted to the Holder Representative together with payment of the balance of the Milestone Payment when due under the terms of this Agreement.

(d)                                 Holder Representative shall not be liable to any Equityholder for any act done or omitted under this Agreement in its capacity as the Holder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Holder Representative shall be indemnified and held harmless from any and all Losses incurred by the Holder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, provided that the Holder Representative has performed such duties without gross negligence or bad faith on its part, and provided further that no Equityholder shall be personally liable for any such indemnification of the Holder Representative.

(e)                                  Any notice or communication delivered by Parent, Merger Sub or the Surviving Corporation to the Holder Representative shall, as between Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to all Equityholders.  Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by the Holder Representative in connection with any matters hereunder and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holder Representative.  Parent, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Equityholders in connection with any claims for indemnity unless given or made through the Holder Representative.

(f)                                   The power of attorney granted in this Section 10.2 and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Equityholder or by operation of Law.  Each Equityholder hereby confirms each and every action to be taken by the Holder Representative pursuant to this power of attorney as if it were its own and waives any right to make any claim against the Holder Representative that may arise, directly or indirectly, as a result of the Holder Representative’s actions by virtue of this power of attorney.

10.3                        Specific Performance.    The Company and Parent acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Company or Parent, as applicable, and that each such party will not have an adequate remedy at law.  Therefore, the obligations of the Company, Parent and Merger Sub under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.4                        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)                                 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

(c)                                  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY

AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.5                        Entire Agreement; Amendments and Waivers.    This Agreement (including the schedules, annex and exhibits hereto) and the Related Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that, from and after the Closing, the Holder Representative shall be authorized to execute any such written instrument by and on behalf of any and all Equityholders against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  Notwithstanding anything to the contrary in this Section 10.5, following receipt of the Stockholder Approval, no amendment, modification or supplement to this Agreement that under applicable Law requires the further approval of the Stockholders shall be made without first obtaining such approval.

10.6                        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the conflicts of law principles of any jurisdiction.

10.7                        Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, any Equityholder or the Holder Representative, to:

Shape Pharmaceuticals, Inc.
c/o Healthcare Ventures LLC
47 Thorndike St. Suite B1-1
Cambridge, MA 02141
Facsimile: 609.436.4733
Attention: Augustine Lawlor

With a copy, which shall not constitute notice, to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110

Facsimile: 617.951.8736
Attention: William S. Perkins, Esq. and Jason M. Rodriguez, Esq.

If to Parent or Merger Sub, to:

TetraLogic Pharmaceuticals Corporation
343 Phoenixville Pike
Malvern PA 19355
Facsimile: 610.889.9994
Attention: Richard Sherman, Esq., General Counsel

With a copy, which shall not constitute notice, to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Facsimile: 866.422.3671
Attention: Steven J. Abrams, Esq. and James B. Jumper, Esq.

10.8                        Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.9                        Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  If the Closing is consummated, (i) the provisions of this Agreement (including Article III and Article VIII) that pertain to Equityholders are intended, and shall be, for the benefit of those Equityholders that are not parties to this Agreement as third party beneficiaries, (ii) the provisions of this Agreement (including Article VIII and Section 10.2 are intended, and shall be, for the benefit of the Holder Representative as a third party beneficiary and (iii) the provisions of Section 6.10 are intended, and shall be, for the benefit of the Section 6.10 Indemnified Persons as third party beneficiaries.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party to this Agreement (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  From and after the Closing, the Holder Representative shall be authorized to execute, for and on behalf of each Equityholder, any written consent by such Equityholder to any assignment by any other party to this Agreement as required by the foregoing provisions of this Section 0.  Notwithstanding the foregoing, (a) Parent may assign its rights and obligations under this Agreement to any Affiliate of Parent; and (b) any or all of the rights and interests of Parent and the Surviving Corporation under this Agreement (i) may be assigned to any purchaser of substantially all of the assets of Parent or any of its Affiliates, (ii) may be assigned as a matter of Law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Parent or any of its Affiliates, and (iii) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided that in the case of clause (a) and subclause (b)(i), Parent shall remain responsible for its obligations set forth in this Agreement, the LLS Agreement and the Harvard/DFCI Agreement, and, in the case of subclause (b)(ii) and (iii), Parent shall make proper provision so that the successors and assigns shall assume the obligations set forth in this Agreement, the LLS Agreement and the Harvard/DFCI Agreement.

10.10                 Non-Recourse.    No past, present or future director, officer, employee, agent, attorney or representative of Parent shall have any liability for any obligations or liabilities of Parent under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.  No past, present or future director, officer, employee, agent, attorney or representative of Company or any Equityholder shall have any liability for any obligations or liabilities of Company or such Equityholder under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.

10.11                 Disclosure in Schedules.    The Disclosure Schedules are numbered to correspond to the various Sections and subsections of Article IV setting forth certain exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement.  For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule, in such a way as to make its relevance to the information called for by another Section of this Agreement or another Schedule readily apparent (without further investigation), such matter shall be deemed to have been disclosed in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

10.12                 Parent Guaranty.    Parent shall cause Merger Sub, and after the Closing, the Surviving Corporation to perform all of its agreements and obligations under this Agreement and to make payment, when due, of any amounts that Merger Sub or the Surviving Corporation, as applicable, is required to pay to the Company, the Holder Representative or the Equityholders under this Agreement, and Parent hereby guarantees to the Company, the Holder Representative and the Equityholders the performance by Merger Sub, an after the Closing, the Surviving Corporation, of all of such agreements and obligations and the payment of all of such amounts as and to the extent set forth in this Agreement.  Parent’s obligations under this Section 10.12 shall be subject to all rights, claims, counterclaims, causes of action, defenses and remedies to which Parent, Merger Sub or, after the Closing, the Surviving Corporation, may be entitled, other than any defense arising by reason of Parent’s bankruptcy or insolvency.

10.13                 Role of Bingham McCutchen LLP.    Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Holder Representative and the Equityholders hereby (i) acknowledges that attorneys with the firm of Bingham McCutchen LLP have acted or may act as legal counsel for the Company, the Holder Representative and the Equityholders in connection with this Agreement and the Transactions; (ii) also acknowledges and agrees that Bingham McCutchen LLP and its attorneys may continue to provide legal counsel and representation to the Company, the Holder Representative, the Equityholders and their respective Affiliates, or any of them, at all times prior to the Closing; and (iii) further acknowledges and agrees that Bingham McCutchen LLP and its attorneys may continue to provide legal counsel and representation to the Holder Representative, the Equityholders and their respective Affiliates, or any of them, at all times after the Closing, including in connection with any dispute that may arise among any of the parties to this Agreement in connection with this Agreement or the Transactions.

10.14                 Counterparts.    This Agreement may be executed in one or more counterparts, including execution by facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:	/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: President and Chief Executive Officer

TLOG ACQUISITION SUB, INC.

By:	/s/ Richard Sheman
Name: Richard Sheman
Title: President, Treasurer and Secretary

[Signature page follows]

[Signature Page to Merger Agreement]

SHAPE PHARMACEUTICALS, INC.

By:	/s/ Douglas E. Onsi
Name: Douglas E. Onsi
Title: President

HOLDER REPRESENTATIVE:

/s/ Augustine Lawlor
Name: Augustine Lawlor

[Signature Page to Merger Agreement]